Filed Pursuant to Rule 424(b)(5)
Registration No. 333-181185

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated November 14, 2014

PROSPECTUS SUPPLEMENT

(To prospectus dated May 4, 2012)

£

    % Notes due 2034

Health Care REIT, Inc. is offering and selling £             million aggregate principal amount of its     % notes due 2034 (the “notes”). We will pay interest on the notes on                     of each year, commencing                     , 2015. The notes will mature on                     , 2034. We may redeem the notes at our option, at any time in whole or from time to time in part, at the redemption price described in “Description of the Notes—Optional Redemption.”

The notes are unsecured and rank equally with all of the other unsecured senior indebtedness of Health Care REIT, Inc. from time to time outstanding. The notes will be effectively subordinated to all liabilities of our subsidiaries and to our secured indebtedness to the extent of the assets securing such indebtedness.

We intend to apply to list the notes on the New York Stock Exchange. Currently, there is no public market for the notes.

Investing in the notes involves risk. Before buying any notes, you should carefully read the discussion of material risks of investing in our notes under the heading “Risk Factors” beginning on page S-7 of this prospectus supplement.

	Per Note		Total
Public offering price		%	£
Underwriting discount		%	£
Proceeds, before expenses, to us		%	£

The public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from                     , 2014.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form through Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, on or about                     , 2014, against payment therefor in immediately available funds.

Joint Book-Running Managers

Deutsche Bank	Barclays

The Royal Bank of Scotland	UBS Investment Bank	Wells Fargo Securities

The date of this prospectus supplement is                     , 2014.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any “free writing prospectus” we authorize to be delivered to you. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus supplement, the accompanying prospectus and any such “free writing prospectus.” We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus, any such “free writing prospectus” or the documents incorporated therein by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

This document is in two parts. The first part is the prospectus supplement, which adds to and updates information contained in the accompanying prospectus. The second part, the prospectus, provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement.

The notes are being offered only for sale in jurisdictions where it is lawful to make such offers. The distribution of this prospectus supplement, the accompanying prospectus and any “free writing prospectus” and the offering of the notes in other jurisdictions may also be restricted by law. Persons who receive this prospectus supplement, the accompanying prospectus and any “free writing prospectus” should inform themselves about and observe any such restrictions. This prospectus supplement, the accompanying prospectus and any “free writing prospectus” do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

Before purchasing any securities, you should carefully read this prospectus supplement, the accompanying prospectus and any “free writing prospectus” we authorize to be delivered to you, together with the additional information described under the heading “Where You Can Find More Information” in this prospectus supplement.

Unless we have specifically indicated otherwise, references in this prospectus supplement to “we,” “us,” “our,” the “Company,” or similar terms are to Health Care REIT, Inc. together with its subsidiaries. References in this prospectus supplement to “$,” “dollars” or “U.S. dollars” are to the currency of the United States of America, to “£” and “Sterling” are to the currency of the United Kingdom and to “€” or “Euro” are to the currency introduced at the third stage of the European economic and monetary union pursuant to the Treaty establishing the European Union, as amended from time to time.

Notice to Prospective Investors in the European Economic Area

This prospectus supplement and the accompanying prospectus are not prospectuses for purposes of the Prospectus Directive (2003/71/EC, as amended) (the “Prospectus Directive”). This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to produce a prospectus for offers of notes.

Notice to Prospective Investors in the United Kingdom

In the United Kingdom, this prospectus supplement and the accompanying prospectus are for distribution only to, and is only directed at, persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, (the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the Financial Promotion Order or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any notes may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

IN CONNECTION WITH THE ISSUE OF THE NOTES, DEUTSCHE BANK AG, LONDON BRANCH (IN THIS CAPACITY, THE “STABILIZING MANAGER”) (OR ANY PERSON ACTING ON ITS BEHALF) MAY OVER-ALLOT NOTES OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE NOTES AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL. HOWEVER, THERE IS NO ASSURANCE THAT THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) WILL UNDERTAKE ANY STABILIZATION ACTION. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE FINAL TERMS OF THE OFFER OF THE NOTES IS MADE, AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUE OF THE NOTES AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE NOTES.

ANY STABILIZATION ACTION COMMENCED WILL BE CARRIED OUT IN ACCORDANCE WITH APPLICABLE LAWS AND REGULATIONS.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us and this offering. This information is not complete and does not contain all of the information you should consider before investing in our notes. You should read this entire prospectus supplement and the accompanying prospectus carefully, including “Risk Factors” and “Forward-Looking Statements” contained in this prospectus supplement and “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” contained in the accompanying prospectus and the financial statements and the other information incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

About Our Company

We are a real estate investment trust that has been at the forefront of seniors housing and health care real estate since the Company was founded in 1970. We are an S&P 500 company headquartered in Toledo, Ohio. Our portfolio spans the full spectrum of seniors housing and health care real estate, including seniors housing communities, skilled nursing/post-acute facilities, medical office buildings, inpatient and outpatient medical centers and life science facilities. Our capital programs, when combined with comprehensive planning, development and property management services, make us a single-source solution for acquiring, planning, developing, managing, repositioning and monetizing real estate assets. As of September 30, 2014, our diversified portfolio consisted of 1,246 properties in 46 states, the United Kingdom and Canada.

Our principal executive offices are located at 4500 Dorr Street, Toledo, Ohio 43615, and our telephone number is (419) 247-2800. Our website address is www.hcreit.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus.

Our Strategy

Our primary objectives are to protect stockholder capital and enhance stockholder value. We seek to pay consistent cash dividends to stockholders and create opportunities to increase dividend payments to stockholders as a result of annual increases in net operating income and portfolio growth. To meet these objectives, we invest across the full spectrum of seniors housing and health care real estate and diversify our investment portfolio by property type, relationship and geographic location.

The Portfolio

The following table summarizes our consolidated portfolio as of September 30, 2014 (dollars in thousands):

Type of Property	Investments(1)	Percentage of Investments	Number of Properties
Seniors housing triple-net	$9,128,760	41.6%	628
Seniors housing operating	8,391,048	38.2%	292
Medical facilities	4,439,464	20.2%	260

Totals	$21,959,272	100.0%	1,180

(1)	Excludes our share of investments in unconsolidated entities. Entities in which we have a joint venture with a minority partner are shown at 100% of the joint venture amount.

We invest in seniors housing and health care real estate primarily through acquisitions, developments and joint venture partnerships. We diversify our investment portfolio by property type, relationship and geographic location. In determining whether to invest in a property, we focus on the following: (1) the experience of the obligor’s/partner’s management team; (2) the historical and projected financial and operational performance of the property; (3) the credit of the obligor/partner; (4) the security for any lease or loan; (5) the real estate attributes of the building and its location; (6) the capital committed to the property by the obligor/partner; and (7) the operating fundamentals of the applicable industry. We conduct market research and analysis for all potential investments. In addition, we review the value of all properties, the interest rates and covenant requirements of any facility-level debt to be assumed at the time of the acquisition and the anticipated sources of repayment of any existing debt that is not to be assumed at the time of the acquisition.

We monitor our investments through a variety of methods determined by the type of property. Our proactive and comprehensive asset management process for seniors housing properties generally includes review of monthly financial statements and other operating data for each property, review of obligor/partner creditworthiness, property inspections and review of covenant compliance relating to licensure, real estate taxes, letters of credit and other collateral. Our internal property management division actively manages and monitors the medical office building portfolio with a comprehensive process including review of, among other things, tenant relations, lease expirations, the mix of health service providers, hospital/health system relationships, property performance, capital improvement needs, and market conditions. In monitoring our portfolio, our personnel use a proprietary database to collect and analyze property-specific data. Additionally, we conduct extensive research to ascertain industry trends.

We evaluate the operating environment in each property’s market to determine the likely trend in operating performance of the facility. When we identify unacceptable trends, we seek to mitigate, eliminate or transfer the risk. Through these efforts, we are generally able to intervene at an early stage to address any negative trends, and in so doing, support both the collectability of revenue and the value of our investment.

Other Information

The SEC maintains an Internet website at http://www.sec.gov that contains our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy statements, and all amendments thereto. All reports that we file with the SEC may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Information about the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

The Offering

Securities Offered	£ million aggregate principal amount of notes due 2034

Interest Rate	% per year

Maturity	, 2034

Interest Payment Dates	Annually in arrears on , commencing , 2015.

Currency of Payment	All payments of principal of, and premium, if any, and interest on, the notes, including any payments made upon any redemption of the notes, will be made in Sterling, or, if the United Kingdom adopts Euro as its lawful currency, in Euro. If Sterling or, in the event the notes are redenominated into Euro, Euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or, in the event the notes are redenominated into Euro, the Euro is no longer used by the member states of the European Monetary Union that have adopted the Euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until Sterling or Euro, as the case may be, is again available to us or so used. See “Description of the Notes—Issuance in Sterling.”

Denomination	The notes will be issued in minimum denominations of £100,000 and integral multiples of £1,000 in excess thereof.

Ranking	The notes will be our senior unsecured obligations and will rank equally with all of our other unsecured senior indebtedness from time to time outstanding. The notes will be effectively subordinated to all liabilities of our subsidiaries and to our secured indebtedness to the extent of the assets securing such indebtedness. See “Description of the Notes” and “Description of Other Indebtedness.”

Optional Redemption	The notes are redeemable at our option, at any time in whole or from time to time in part, at a redemption price equal to the sum of (1) the principal amount of the notes (or portion of such notes) being redeemed plus accrued and unpaid interest thereon to but excluding the redemption date and (2) the Make-Whole Amount (as defined in “Description of the Notes—Optional Redemption”), if any; provided, however, that if we redeem the notes 90 or fewer days prior to the maturity date, the redemption price will equal 100% of the principal amount of the notes (or portion of such notes) being redeemed plus accrued and unpaid interest thereon to but excluding the redemption date. See “Description of the Notes—Optional Redemption.”

Use of Proceeds

We intend to use the net proceeds from this offering to repay advances under our primary unsecured credit facility, if any, and for general corporate purposes, including investing in health care and seniors housing properties. Pending such use, the net proceeds may be invested in short-term, investment grade, interest-bearing securities, certificates of deposit or indirect or guaranteed obligations of the United States. See “Use of Proceeds.”

Conflicts of Interest	Certain of the underwriters and affiliates of certain of the underwriters are lenders under our primary unsecured credit facility. Upon our application of the net proceeds from this offering to repay borrowings under our primary unsecured credit facility, such underwriters or affiliates may individually receive an amount in excess of 5% of the net proceeds of this offering. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Certain Covenants	The notes and the supplemental indenture under which they will be issued contain various covenants including the following as described in “Description of the Notes—Certain Covenants”:

•	A covenant not to pledge or otherwise subject to any Lien (as defined in “Description of the Notes—Certain Covenants”), any of our property or assets or those of our subsidiaries unless the notes are secured equally and ratably with all other obligations so secured. This covenant does not apply to Liens securing obligations that do not in the aggregate at any one time outstanding exceed 40% of the sum of (1) the Total Assets (as defined in “Description of the Notes—Certain Covenants”) of us and our consolidated subsidiaries prior to the incurrence of such additional Liens, and (2) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness (as defined in “Description of the Notes—Certain Covenants”)), by us or any subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Liens. In addition, this covenant does not apply to certain of our other obligations as more fully explained in “Description of the Notes—Certain Covenants.”

•	A covenant that we will not incur or otherwise become liable for any Indebtedness if the aggregate outstanding principal amount of Indebtedness of us and our consolidated subsidiaries is, at the time of such creation, assumption or incurrence and after giving effect thereto and to any concurrent transactions, greater than 60% of the sum of (1) the Total Assets of us and our consolidated subsidiaries prior to the incurrence of such additional indebtedness and (2) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by us or any subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

•	A covenant that we will have or maintain, on a consolidated basis, as of the last day of each of our fiscal quarters, Interest Coverage (as defined in “Description of the Notes—Certain Covenants”) of not less than 150%.

•	A covenant that we will maintain, at all times, Total Unencumbered Assets (as defined in “Description of the Notes—Certain Covenants”) of not less than 150% of the aggregate outstanding principal amount of the Unsecured Debt (as defined in “Description of the Notes—Certain Covenants”) of us and our subsidiaries on a consolidated basis.

Additional Amounts	Subject to certain exceptions and limitations set forth herein, we will pay additional amounts on the notes as are necessary in order that the net payment by us of the principal of, and Make-Whole Amount, if any, and interest on, the notes to a holder who is not a United States person, after withholding or deduction for any present or future tax, duty, assessment or governmental charge of whatever nature imposed or levied by the United States or any taxing authority thereof or therein will not be less than the amount provided in the notes to be then due and payable. See “Description of the Notes—Payment of Additional Amounts.”

Redemption for Tax Reasons	We may redeem all, but not less than all, of the notes in the event of certain changes in the tax law of the United States (or any taxing authority thereof or therein) which would obligate us to pay additional amounts as described above. This redemption would be at a redemption price equal to 100% of the principal amount of the notes, together with accrued and unpaid interest on the notes to, but not including, the redemption date. See “Description of the Notes—Redemption for Tax Reasons.”

Listing	We intend to apply to list the notes on the New York Stock Exchange.

Sinking Fund	The notes are not entitled to any sinking fund payments.

Governing Law	New York

Book-Entry	The notes will be issued as fully registered notes, represented by one or more global notes deposited with, or on behalf of, a common depositary on behalf of Clearstream Banking, société anonyme (“Clearstream”), and Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and registered in the name of the common depositary or its nominee. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by Clearstream and Euroclear and their participants, and these beneficial interests may not be exchanged for certificated notes, except in limited circumstances. See “Description of the Notes—Book-Entry Delivery and Settlement.”

Trustee	The Bank of New York Mellon Trust Company, N.A.

Paying Agent	The Bank of New York Mellon, London Branch

Summary Selected Historical Consolidated Financial Data

The summary selected historical consolidated financial data set forth below should be read in conjunction with the sections of this prospectus supplement entitled “Capitalization” and “Prospectus Supplement Summary,” as well as the other information that we have filed with the SEC and incorporated by reference herein. The summary selected historical consolidated financial data for each of the years in the three-year period ended December 31, 2013 have been derived from our audited consolidated financial statements. Our audited consolidated financial statements have been audited by Ernst & Young LLP, our independent registered public accounting firm. The summary selected historical consolidated financial data as of and for the nine months ended September 30, 2014 and 2013 have been derived from our unaudited interim consolidated financial statements. In the opinion of our management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations as of such dates and for such periods. Results for the interim periods are not necessarily indicative of the results to be expected for the full year. This information is only a summary, and should be read together with, and is qualified in its entirety by reference to, our historical consolidated financial statements and notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 and our Annual Report on Form 10-K for the year ended December 31, 2013, which are incorporated by reference herein.

	Year ended December 31,			Nine months ended September 30,
	2011	2012	2013	2013	2014
	Amounts are in thousands, except per share data
Operating Data
Revenues	$1,313,182	$1,805,044	$2,880,608	$2,091,967	$2,475,777
Income (loss) from continuing operations attributable to common stockholders, including real estate dispositions	60,979	107,826	27,001	7,646	250,972
Net income attributable to common stockholders	157,108	221,884	78,714	67,245	258,107
Per Share Data
Basic:
Income (loss) from continuing operations attributable to common stockholders, including real estate dispositions	$0.35	$0.48	$0.10	$0.03	$0.84
Net income attributable to common stockholders	$0.90	$0.99	$0.28	$0.25	$0.86
Diluted:
Income (loss) from continuing operations attributable to common stockholders, including real estate dispositions	$0.35	$0.48	$0.10	$0.03	$0.83
Net income attributable to common stockholders	$0.90	$0.98	$0.28	$0.24	$0.86
Dividends declared and paid per common share	$2.835	$2.96	$3.06	$2.295	$2.385

	December 31,			September 30,
	2011	2012	2013	2013	2014
	Amounts are in thousands
Balance Sheet Data
Net real estate investments	$13,942,350	$17,423,009	$21,680,221	$21,606,543	$21,959,272
Total assets	14,924,606	19,549,109	23,083,957	23,049,805	24,541,722
Total long-term obligations	7,240,752	8,531,899	10,652,014	10,443,239	10,282,842
Total liabilities	7,612,309	8,993,998	11,292,587	11,103,680	10,959,884
Total preferred stock	1,010,417	1,022,917	1,017,361	1,022,917	1,006,250
Total equity	7,278,647	10,520,519	11,756,331	11,914,419	13,505,422

RISK FACTORS

An investment in our notes involves risks. You should carefully consider the following risk factors, together with all of the other information included in this prospectus supplement and the accompanying prospectus or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2013, before making an investment in our notes.

Risks Related to Our Business

Our expected results may not be achieved, and actual results may differ materially from our expectations. This may be a result of various factors, including, but not limited to:

•	the status of the economy;

•	the status of capital markets, including availability and cost of capital;

•	issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost-effectively obtaining and maintaining adequate liability and other insurance;

•	changes in financing terms;

•	competition within the health care, seniors housing and life science industries;

•	negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans;

•	our ability to transition or sell properties with profitable results;

•	the failure to make new investments or acquisitions as and when anticipated;

•	natural disasters and other acts of God affecting our properties;

•	our ability to re-lease space at similar rates as vacancies occur;

•	our ability to timely reinvest sale proceeds at similar rates to assets sold;

•	operator/tenant or joint venture partner bankruptcies or insolvencies;

•	the cooperation of joint venture partners;

•	government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements;

•	liability or contract claims by or against operators/tenants;

•	unanticipated difficulties and/or expenditures relating to future investments or acquisitions;

•	environmental laws affecting our properties;

•	changes in rules or practices governing our financial reporting;

•	the movement of U.S. and foreign currency exchange rates;

•	our ability to maintain our qualification as a real estate investment trust (“REIT”);

•	key management personnel recruitment and retention; and

•	other risks described in the reports we file from time to time with the Securities and Exchange Commission, including the risks identified in the section entitled “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2013.

Risks Related to Our Notes

The notes will be effectively subordinated to our secured indebtedness and subordinated to all liabilities of our subsidiaries from time to time outstanding

The notes are obligations only of Health Care REIT, Inc. and will be effectively subordinated to all liabilities of our subsidiaries and to our secured indebtedness to the extent of the assets securing such indebtedness. See “Description of the Notes” and “Description of Other Indebtedness.”

Our business operations may not generate the cash needed to service our indebtedness

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will enable us to pay our indebtedness, including the notes we are offering in this prospectus supplement. Our total consolidated debt as of September 30, 2014 was approximately $10.3 billion, which represented approximately 43.1% of our total capitalization as of that date.

We may be able to issue substantially more debt, a portion of which could be additional secured debt

The indenture does not limit the amount of indebtedness we may issue. However, the limitation on liens provision of the indenture limits the amount of secured debt that we are able to issue. As of September 30, 2014, we would have been able to incur up to approximately $6.9 billion of secured debt that would be senior to the notes under this test. The Credit Agreement (as defined in “Description of Other Indebtedness—Credit Facilities”) includes a similar limitation on liens. As of September 30, 2014, we would have been able to incur up to approximately $4.5 billion of secured debt under that test. See “Description of Other Indebtedness” for additional information.

An adverse rating of the notes may cause their trading price to fall

A rating agency rating the notes may assign a rating that is lower than the ratings assigned to our other debt. Ratings agencies also may lower ratings on the notes in the future. If rating agencies assign a lower-than-expected rating or reduce, or indicate that they may reduce, their ratings in the future, the trading price of the notes could significantly decline.

An investment in the notes by a purchaser whose home currency is not Sterling or Euro entails significant risks

An investment in securities which are denominated and payable in a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser primarily conducts its business or activities (in each case, the “home currency”) entails significant risks not associated with securities denominated and payable in the home currency. Accordingly, an investment in the notes by a purchaser whose home currency is not Sterling or, in the event the notes are redenominated in Euro, Euro entails significant risks. These risks include the possibility of significant changes in rates of exchange between the holder’s home currency and Sterling or Euro, as the case may be, and the possibility of the imposition or subsequent modification of foreign exchange controls. These risks generally depend on factors over which we have no control, such as economic, financial and political events and the supply of and demand for the relevant currencies. Recently, rates of exchange between Sterling, Euro and certain other currencies have been highly volatile, and each holder should be aware that such volatility may occur in the future. Fluctuations in any particular exchange rate that have occurred in the past, however, are not necessarily indicative of fluctuations in the rate that may occur during the term of the notes. Depreciation of Sterling or, in the event the notes are redenominated in Euro, Euro against the holder’s home currency would result in a decrease in the effective yield of the notes below its coupon rate and, in certain circumstances, could result in a loss to the holder.

If, as permitted by the notes, we make payments in U.S. dollars when we are unable to obtain Sterling or, in certain cases, Euro, you will be exposed to significant risks if your home currency is not U.S. dollars

If Sterling or, in the event the notes are redenominated in Euro, Euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or, in the event the notes are redenominated in Euro, the Euro is no longer used by the member states of the European Monetary Union that have adopted the Euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until Sterling or Euro, as the case may be, is again available to us or so used. The amount payable on any date in Sterling or, in the event the notes are redenominated in Euro, Euro will be converted into U.S. dollars on the basis of the then most recently available market exchange rate for Sterling or Euro, as the case may be. See “Description of the Notes—Issuance in Sterling.” Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the indenture governing the notes. Any such payments will expose you to significant risks described above under “—An investment in the notes by a purchaser whose home currency is not Sterling or Euro entails significant risks” if your home currency is not U.S. dollars.

In a lawsuit for payment on the notes, an investor may bear currency exchange risk

The notes will be governed by, and construed in accordance with, the laws of the State of New York. Under New York law, a New York state court rendering a judgment on the notes would be required to render the judgment in Sterling or, in the event the notes are redenominated in Euro, Euro. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the notes, investors would bear currency exchange risk until a New York state court judgment is entered, and we cannot predict how long this would take. A federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the notes would apply the foregoing New York law.

In courts outside of New York, holders may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of Sterling or Euro into U.S. dollars would depend upon various factors, including which court renders the judgment and when the judgment is rendered.

The trading market for the notes may be limited

The notes are a new issue of securities for which no established trading market exists. Although we intend to list the notes on the New York Stock Exchange, no assurance can be given that we will be able to obtain such listing. Even if the notes are listed, no assurance can be given that a trading market for the notes will develop or be maintained. If an active trading market does not develop for the notes, holders may not be able to resell them at all or at prices acceptable to them. The liquidity of any trading market for, and future trading prices of, the notes will depend on many factors, including, among other things, the number of holders of the notes, our operating results, financial performance and prospects, prevailing interest rates, changes in our credit rating or outlook, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Therefore, no assurance can be given as to the liquidity of any trading market for the notes.

Holders are exposed to the consequences of denomination of a minimum specified denomination plus a higher integral multiple

The notes will be issued in minimum denominations of £100,000 and integral multiples of £1,000 in excess thereof. As is the case with any issue of notes that have a denomination consisting of a minimum specified denomination plus a higher integral multiple of another smaller amount, it is possible that the notes may be traded in amounts in excess of £100,000 (or its equivalent) that are not integral multiples of £100,000 (or its equivalent). In such a case, a holder who, as a result of trading such amounts, holds a principal amount of less than the minimum specified denomination may not receive a definitive note in respect of such holding (should definitive notes be printed) and would need to purchase a principal amount of notes such that its holding amounts to the minimum specified denomination.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain “forward-looking statements” as that term is defined in the federal securities laws. When we use words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, we are making forward-looking statements. In particular, these forward-looking statements include, but are not limited to, those relating to:

•	our opportunities to acquire, develop or sell properties;

•	our ability to close our anticipated acquisitions, investments or dispositions on currently anticipated terms, or within currently anticipated timeframes;

•	the expected performance of our operators/tenants and properties;

•	our expected occupancy rates;

•	our ability to declare and to make distributions to stockholders;

•	our investment and financing opportunities and plans;

•	our continued qualification as a REIT;

•	our ability to access capital markets or other sources of funds; and

•	our ability to meet our earnings guidance.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause our actual results to differ materially from our expectations discussed in the forward-looking statements. We assume no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratio of earnings to fixed charges for the periods indicated. The ratio of earnings to fixed charges was computed by dividing earnings by our fixed charges. For purposes of calculating this ratio, “earnings” includes income from continuing operations before extraordinary items, excluding the equity earnings in a less than 50% owned subsidiary, plus fixed charges and reduced by capitalized interest. “Fixed charges” consists of interest on all indebtedness and the amortization of loan expenses or interest expensed and capitalized and the amortized premiums, discounts and capitalized expenses related to indebtedness.

	Year Ended December 31,					Nine Months Ended September 30,
	2009	2010	2011	2012	2013	2013	2014
Consolidated ratio of earnings to fixed charges (unaudited)	1.70	1.19	1.41	1.53	1.23	1.20	1.76

CURRENCY CONVERSION

Principal, premium, if any, and interest payments in respect of the notes will be payable in Sterling or, if the United Kingdom adopts Euro as its lawful currency, in Euro. If Sterling or, in the event the notes are redenominated into Euro, Euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or, in the event the notes are redenominated into Euro, the Euro is no longer used by the member states of the European Monetary Union that have adopted the Euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until Sterling or Euro, as the case may be, is again available to us or so used. The amount payable on any date in Sterling or, in the event the notes are redenominated into Euro, Euro will be converted into U.S. dollars on the basis of the most recently available market exchange rate for Sterling or Euro, as the case may be, as determined by us in our sole discretion. See “Description of the Notes—Issuance in Sterling.” Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the indenture governing the notes.

Neither the Trustee nor the Paying Agent shall be responsible for obtaining exchange rates, effecting conversions or otherwise handling redenominations.

Investors will be subject to foreign exchange risks as to payments of principal of, and premium, if any, and interest on, the notes that may have important economic and tax consequences to them. See “Risk Factors.” You should consult your own financial and legal advisors as to the risks involved in an investment in the notes.

As of November 12, 2014, the Sterling/U.S. dollar rate of exchange was £1.00 /U.S. $1.5813.

USE OF PROCEEDS

The net proceeds from the sale of the notes will be approximately £         million or $         million, based on the Sterling/U.S. dollar rate of exchange as of November         , 2014, after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to repay advances under our primary unsecured credit facility, if any, and for general corporate purposes, including investing in health care and seniors housing properties. Pending such use, the net proceeds may be invested in short-term, investment grade, interest-bearing securities, certificates of deposit or indirect or guaranteed obligations of the United States. As of November 12, 2014, we had zero amounts outstanding under our primary unsecured credit facility. See “Description of Other Indebtedness—Credit Facilities.” Certain of the underwriters and affiliates of certain of the underwriters are lenders under our primary unsecured credit facility. Upon our application of the net proceeds from this offering to repay borrowings under our primary unsecured credit facility, such underwriters or affiliates may individually receive an amount in excess of 5% of the net proceeds of this offering. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

CAPITALIZATION

The table below sets forth our capitalization as of September 30, 2014 on an actual basis and on an as adjusted basis to give effect to the notes offered by this prospectus supplement and the application of the net proceeds from the sale of the notes.

	September 30, 2014
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$998,678	$

Debt:
Borrowings under unsecured credit facilities(1)(2)	—		—
Borrowings under unsecured term credit facility due 2018(1)	500,000		500,000
Borrowings under Canadian-denominated unsecured term credit facility due 2018(1)(3)	223,055		223,055
Senior notes due 2015	250,000		250,000
Senior notes due 2016	300,000		300,000
Senior notes due 2016	400,000		400,000
Senior notes due 2017	450,000		450,000
Senior notes due 2018	450,000		450,000
Senior notes due 2019	600,000		600,000
Senior notes due 2020	450,000		450,000
Senior notes due 2021	450,000		450,000
Senior notes due 2022	600,000		600,000
Senior notes due 2023	500,000		500,000
Senior notes due 2024	400,000		400,000
Senior notes due 2028(4)	891,825		891,825
Senior notes due 2034 offered hereby(5)	—
Senior notes due 2041	400,000		400,000
Senior notes due 2043	250,000		250,000
3.00% convertible senior notes due 2029(6)(7)	227,448		227,448
Secured debt	2,861,720		2,861,720
Capital lease obligation	83,614		83,614
Unamortized premiums/discounts and fair value adjustments	(4,820)

Total debt	10,282,842
Redeemable noncontrolling interests	76,416		76,416
Stockholders’ equity:
Preferred Stock, $1.00 par value; authorized—50,000,000 shares
Series I Cumulative Convertible Perpetual Preferred Stock; 14,375,000 shares issued and outstanding	718,750		718,750
Series J Cumulative Redeemable Preferred Stock; 11,500,000 shares issued and outstanding	287,500		287,500
Common Stock, $1.00 par value; authorized—700,000,000 shares; 328,127,314 shares issued and 327,429,765 shares outstanding(8)	327,433		327,433
Capital in excess of par value	14,665,449		14,665,449
Treasury stock	(35,241)		(35,241)
Cumulative net income	2,637,033		2,637,033
Cumulative dividends	(5,358,834)		(5,358,834)
Accumulated other comprehensive income	(52,704)		(52,704)
Other equity	6,223		6,223

Total Health Care REIT, Inc. stockholders’ equity	13,195,609		13,195,609
Noncontrolling interests	309,813		309,813

Total equity	13,505,422		13,505,422

Total capitalization	$23,864,680	$

(1)	On July 25, 2014, we entered into a Credit Agreement with a consortium of 28 banks that consists of a $2.5 billion unsecured revolving credit facility (our “primary unsecured credit facility”), a $500 million unsecured term credit facility due 2018 and a $250 million Canadian-denominated unsecured term credit facility due 2018.
(2)	On November 12, 2014, zero amounts were outstanding under our primary unsecured credit facility.
(3)	Amounts reflect the outstanding amounts due under the $250 million Canadian-denominated unsecured term credit facility due 2018 based on the Canadian Dollar/U.S. dollar exchange rate in effect on September 30, 2014.
(4)	Amounts reflect the outstanding amount of notes in U.S. dollars based on the Sterling/U.S. Dollar exchange rate in effect on September 30, 2014.
(5)	Reflects the translation of £ million aggregate principal amount of notes to U.S. dollars based on the Sterling/U.S. dollar rate of exchange of £1.00/U.S. $ as of , 2014.
(6)	The amounts shown do not reflect original issue discount pursuant to ASC 470-20, Debt with Conversion and Other Options. Under ASC 470, an entity must separately account for the liability and equity components of convertible debt instruments (such as the convertible senior notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of ASC 470 on the accounting for the convertible senior notes is that the equity component is included in the capital in excess of par value section of stockholders’ equity on our consolidated balance sheet and the value of the equity component is treated as original issue discount for purposes of accounting for the debt component of the convertible senior notes. The original issue discount for the convertible senior notes is included in “Unamortized premiums/discounts and fair value adjustments.”
(7)	On October 1, 2014, we notified the holders of our 3.00% Convertible Senior Notes due 2029 that they continue to be entitled to convert all or a portion of their notes into cash and, if applicable, shares of our common stock through December 31, 2014. On October 30, 2014, we notified holders of our 3.00% Convertible Senior Notes due 2029 that they are entitled to require us to purchase, on December 1, 2014, all or a portion of their notes and that they are entitled to convert all or a portion of their notes into cash and, if applicable, shares of our common stock through December 1, 2014. From October 1, 2014 through November 12, 2014, holders converted or surrendered for conversion $11,483,000 of their 3.00% Convertible Senior Notes due 2029.
(8)	Excludes: (i) 870,233 shares of common stock reserved for issuance that relate to outstanding options under the Amended and Restated 2005 Long-Term Incentive Plan; (ii) 4,194,601 shares of common stock reserved for issuance under our dividend reinvestment and stock purchase plan; (iii) 4,515,002 shares of common stock reserved for issuance upon conversion of the 3.00% Convertible Senior Notes due 2029; (iv) 12,269,062 shares of common stock reserved for issuance upon conversion of the Series I Cumulative Convertible Perpetual Preferred Stock; and (v) shares of common stock that may be issued upon conversion of the 3.00% Convertible Senior Notes due 2029 or the Series I Cumulative Convertible Perpetual Preferred Stock as a make-whole premium (or similar consideration) upon the occurrence of a make-whole fundamental change or fundamental change (as applicable).

You should read this table in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 and our Annual Report on Form 10-K for the year ended December 31, 2013 and our consolidated financial statements, related notes and other financial information that we have incorporated by reference into this prospectus supplement and the accompanying prospectus.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the debt securities set forth in “Description of Debt Securities” in the accompanying prospectus, to which reference is hereby made. The following summary is qualified in its entirety by reference to the Indenture (as defined below and as described in the accompanying prospectus), and the Supplemental Indenture (as defined below). Capitalized terms not otherwise defined herein shall have the meanings given them in the accompanying prospectus. In this section, unless specifically noted otherwise, the terms “we,” “us,” and “our” refer only to Health Care REIT, Inc., and not its subsidiaries.

General

The notes will be issued as a separate series of debt securities under an indenture, dated as of March 15, 2010 (the “Indenture”), between us and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”), as supplemented by a supplemental indenture thereto, to be dated as of                     , 2014 (the “Supplemental Indenture”), relating to the notes. The notes initially will be limited in aggregate principal amount to £             million. This series may be re-opened and we may from time to time issue additional notes of the same series. The notes will be issued only in fully registered form without coupons, in minimum denominations of £100,000 and integral multiples of £1,000. The notes will be evidenced by a global note in book-entry form, except under the limited circumstances described under “—Book-Entry Delivery and Settlement” below. The paying agent for the notes will initially be The Bank of New York Mellon, London Branch (the “Paying Agent”).

The notes will mature on                     , 2034 (unless earlier redeemed as described below under “—Optional Redemption” and “—Redemption for Tax Reasons”). The notes will bear interest from                     , 2014 at the rate per year shown on the front cover of this prospectus supplement payable annually in arrears on              of each year, commencing                     , 2015, to the persons in whose names the notes are registered at the close of business on the              next preceding such interest payment date. If an interest payment date or the maturity date falls on a day that is not a business day, the related payment of principal or interest will be made on the next business day as if made on the date the payment was due and no interest will accrue on the amount payable for the period from and after that interest payment date or the maturity date. Interest on the notes will be computed on the basis of an ACTUAL/ACTUAL (ICMA) (as defined in the rulebook of the International Capital Market Association) day count convention. The principal of each note payable at maturity or earlier redemption will be paid against presentation and surrender of the notes at the office or agency maintained for such purpose in London, initially the corporate trust office of the Paying Agent (as defined below), located at One Canada Square, London E14 3AL, United Kingdom, in Sterling or, in the event the notes are redenominated into Euro, Euro.

For purposes of the notes, “business day” means any day other than a Saturday or Sunday, (1) which is not a day on which banking institutions in the City of New York or London are authorized or required by law, regulation or executive order to close and, (2) in the event that any payment by us of the principal of, and premium, if any, and interest on, the notes is to be made in Euro, on which the Trans-European Automated Real-Time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, is open.

The notes will be senior unsecured obligations of ours and will rank equally with each other and with all of our other unsecured senior indebtedness outstanding from time to time. The notes will not be guaranteed by our subsidiaries. The notes will be effectively subordinated to our secured indebtedness to the extent of the assets securing such indebtedness and to all liabilities of our subsidiaries. Accordingly, such prior indebtedness and liabilities will have to be satisfied in full before you will be able to realize any value from our encumbered or indirectly held properties. Our subsidiaries, which own approximately 89.7% of our real estate investments as of September 30, 2014, are separate legal entities and have no obligation to pay any amounts due pursuant to the notes. As of September 30, 2014, we and/or certain of our subsidiaries had indebtedness and other obligations in the principal amount of approximately $10.2 billion. In addition, as of September 30, 2014, there were zero amounts outstanding under our primary unsecured credit facility, $500 million outstanding under our unsecured term credit facility and $223 million outstanding, based on the exchange rate in effect on September 30, 2014, under our unsecured Canadian-denominated term credit facility. See “Description of Other Indebtedness—Credit Facilities” below. We and our subsidiaries may also incur additional indebtedness, including secured indebtedness, subject to the provisions described below under “—Certain Covenants.”

Issuance in Sterling

Initial holders will be required to pay for the notes in Sterling, and principal, premium, if any, and interest payments in respect of the notes will be payable in Sterling or, if the United Kingdom adopts Euro as its lawful currency, in Euro.

If Sterling or, in the event the notes are redenominated into Euro, Euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or, in the event the notes are redenominated into Euro, the Euro is no longer used by the member states of the European Monetary Union that have adopted the Euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until Sterling or Euro, as the case may be, is again available to us or so used. In such case, the amount payable on any date in Sterling or, in the event the notes are redenominated into Euro, Euro will be converted into U.S. dollars on the basis of the market exchange rate (as defined below) as determined by us in our sole discretion. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the Indenture. Neither the Trustee nor the Paying Agent shall be responsible for obtaining exchange rates, effecting conversions or otherwise handling redenominations.

The “market exchange rate” means the noon buying rate in The City of New York for cable transfers of Sterling or Euro, as the case may be, as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York.

Certain Covenants

The notes will not be secured by a mortgage, pledge or other lien. We will covenant in the Supplemental Indenture not to pledge or otherwise subject to any Lien, any of our property or assets or those of our subsidiaries unless the notes are secured by such pledge or Lien equally and ratably with all other obligations secured thereby so long as such other obligations shall be so secured; provided, however, that such covenant does not apply to Liens securing obligations which do not in the aggregate at any one time outstanding exceed 40% of the sum of (i) the Total Assets (as defined below) of us and our consolidated subsidiaries as of the end of the calendar year or quarter covered in our most recently filed Form 10-K or Form 10-Q, as the case may be, prior to the incurrence of such additional Liens, and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by us or any subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Liens. In addition, this covenant does not apply to:

(a) Pledges or deposits by us or our subsidiaries under workers’ compensation laws, unemployment insurance laws, social security laws, or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness of us or our subsidiaries), or leases to which we or any of our subsidiaries is a party, or deposits to secure public or statutory obligations of ours or our subsidiaries or deposits of cash or United States Government Bonds to secure surety, appeal, performance or other similar bonds to which we or any of our subsidiaries is a party, or deposits as security for contested taxes or import duties or for the payment of rent;

(b) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens, or Liens arising out of judgments or awards against us or any of our subsidiaries which we or such subsidiary at the time shall be currently prosecuting an appeal or proceeding for review;

(c) Liens for taxes not yet subject to penalties for non-payment and Liens for taxes the payment of which is being contested in good faith and by appropriate proceedings;

(d) Minor survey exceptions, minor encumbrances, easements or reservations of, or rights of, others for rights of way, highways and railroad crossings, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties;

(e) Liens incidental to the conduct of our business or that of any of our subsidiaries or to the ownership of our or their respective properties that were not incurred in connection with Indebtedness of ours or such subsidiary’s, all of which Liens referred to in this clause (e) do not in the aggregate materially impair the value of the properties to which they relate or materially impair their use in the operation of the business taken as a whole of us and our subsidiaries, and as to all of the foregoing referenced in clauses (a) through (e), only to the extent arising and continuing in the ordinary course of business;

(f) Purchase money Liens on property acquired or held by us or our subsidiaries in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of such property; provided, that (i) any such Lien attaches concurrently with or within 20 days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction, (iii) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such property, and (iv) the aggregate amount of all such Indebtedness on a consolidated basis for us and our subsidiaries shall not at any time exceed $1,000,000;

(g) Liens existing on our balance sheet as of December 31, 2001; and

(h) Any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Lien referred to in the foregoing clauses (a) through (g) inclusive; provided, however, that the amount of any and all obligations and Indebtedness secured thereby shall not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property).

We will also covenant in the Supplemental Indenture that we will not create, assume, incur, or otherwise become liable in respect of, any Indebtedness if the aggregate outstanding principal amount of Indebtedness of us and our consolidated subsidiaries is, at the time of such creation, assumption or incurrence and after giving effect thereto and to any concurrent transactions, greater than 60% of the sum of (i) the Total Assets of us and our consolidated subsidiaries as of the end of the calendar year or quarter covered in our most recently filed Form 10-K or Form 10-Q, as the case may be, prior to the incurrence of such additional Indebtedness and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by us or any subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

We will also covenant in the Supplemental Indenture that we will have or maintain, on a consolidated basis, as of the last day of each fiscal quarter, Interest Coverage (as defined below) of not less than 150%.

Finally, we will covenant in the Supplemental Indenture that we will maintain, at all times, Total Unencumbered Assets (as defined below) of not less than 150% of the aggregate outstanding principal amount of the Unsecured Debt (as defined below) of us and our subsidiaries on a consolidated basis.

For purposes of the foregoing covenants, the defined terms have the following meanings:

“Capital Lease”—means at any time any lease of property, real or personal, which, in accordance with GAAP (as defined below), would at such time be required to be capitalized on a balance sheet of the lessee.

“Capitalized Lease Obligations”—means as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a Capital Lease on a balance sheet of such Person under GAAP.

“Cash”—means as to any Person, such Person’s cash and cash equivalents, as defined in accordance with GAAP consistently applied.

“EBITDA”—means for any period, with respect to us and our subsidiaries on a consolidated basis, determined in accordance with GAAP, the sum of net income (or net loss) for such period plus, the sum of all amounts treated as expenses for: (a) interest, (b) depreciation, (c) amortization, and (d) all accrued taxes on or measured by income to the extent included in the determination of such net income (or net loss); provided, however, that net income (or net loss) shall be computed without giving effect to extraordinary losses or gains.

“Funded Indebtedness”—means as of any date of determination thereof, (a) all Indebtedness of any Person, determined in accordance with GAAP, which by its terms matures more than one year after the date of calculation, and any such Indebtedness maturing within one year from such date which is renewable or extendable at the option of the obligor to a date more than one year from such date, and (b) the current portion of all such Indebtedness.

“GAAP”—means generally accepted accounting principles of the United States.

“Indebtedness”—means with respect to any Person, all: (a) liabilities or obligations, direct and contingent, which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person at the date as of which Indebtedness is to be determined, including, without limitation, contingent liabilities that in accordance with such principles, would be set forth in a specific dollar amount on the liability side of such balance sheet, and Capitalized Lease Obligations of such Person; (b) liabilities or obligations of others for which such Person is directly or indirectly liable, by way of guaranty (whether by direct guaranty, suretyship, discount, endorsement, take-or-pay agreement, agreement to purchase or advance or keep in funds or other agreement having the effect of a guaranty) or otherwise; (c) liabilities or obligations secured by Liens on any assets of such Person, whether or not such liabilities or obligations shall have been assumed by it; and (d) liabilities or obligations of such Person, direct or contingent, with respect to letters of credit issued for the account of such Person and bankers acceptances created for such Person.

“Interest Coverage”—means as of the last day of any fiscal quarter, the quotient, expressed as a percentage (which may be in excess of 100%), determined by dividing EBITDA by Interest Expense; all of the foregoing calculated by reference to the immediately preceding four fiscal quarters ending on such date of determination.

“Interest Expense”—means for any period, on a combined basis, the sum of all interest paid or payable (excluding unamortized debt issuance costs) on all items of Indebtedness outstanding at any time during such period.

“Lien”—means any mortgage, deed of trust, pledge, security interest, encumbrance, lien, claim or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature of any of the foregoing, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

“Person”—means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, or government or any political subdivision thereof.

“Total Assets”—means on any date, our consolidated total assets and those of our subsidiaries, as such amount would appear on our consolidated balance sheet prepared as of such date in accordance with GAAP.

“Total Unencumbered Assets”—means on any date, our net real estate investments (valued on a book basis) and those of our subsidiaries that are not subject to any Lien which secures indebtedness for borrowed money by us and our subsidiaries plus, without duplication, loan loss reserves relating thereto, accumulated depreciation thereon plus Cash, as all such amounts would appear on our consolidated balance sheet prepared as of such date in accordance with GAAP; provided, however, that “Total Unencumbered Assets” does not include net real estate investments under unconsolidated joint ventures of ours and of our subsidiaries.

“Unsecured Debt”—means Funded Indebtedness less Indebtedness secured by Liens on our property or assets and those of our subsidiaries.

Defeasance and Covenant Defeasance

The notes are subject to defeasance and covenant defeasance, as described in the Indenture and the Supplemental Indenture. Specifically, we, at our option (a) will be discharged from any and all obligations in respect of the notes (except for certain obligations to issue definitive notes in exchange for temporary notes, to register the transfer or exchange of the notes, to replace destroyed, stolen, lost or mutilated notes, and to maintain an office or agency in respect of the notes and hold moneys for payment in trust) or (b) will be released from our obligations to comply with certain of the covenants provided for in the Indenture, including but not limited to those that are specified under “Certain Covenants” above with respect to the notes, and the occurrence of an event of default with respect to any such covenants and including those events of default described below under “Events of Default” shall no longer be an event of default if, in either case, we irrevocably deposit with the Trustee, in trust, money or United Kingdom Government obligations that through payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all of the principal of (and premium, if any) and any interest on the notes on the dates such payments are due (which may include one or more redemption dates designated by us) in accordance with the terms of such notes.

Such a trust may only be established if, among other things, (a) no event of default or event which with the giving of notice or lapse of time, or both, would become an event of default under the Indenture shall have occurred and be continuing on the date of such deposit, and (b) we shall have delivered an opinion of counsel to the effect that the holders of the notes of such series will not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such defeasance had not occurred. In the event we omit to comply with our remaining obligations under the Indenture after a defeasance of the Indenture with respect to the notes and the notes are declared due and payable because of the occurrence of any undefeased event of default, the amount of money and United Kingdom Government obligations on deposit with the Trustee may be insufficient to pay amounts due on the notes at the time of the acceleration resulting from such event of default. However, we will remain liable in respect of such payments.

Sinking Fund

The notes are not entitled to any sinking fund payments.

Optional Redemption

The notes may be redeemed at our option, at any time in whole or from time to time in part, at a redemption price, as determined by us, equal to the sum of (i) the principal amount of the notes (or portion of such notes) being redeemed plus accrued and unpaid interest thereon to but excluding the redemption date and (ii) the Make-Whole Amount, if any; provided, however, that if we redeem the notes 90 or fewer days prior to the maturity date, the redemption price will equal 100% of the principal amount of the notes (or portion of such notes) being redeemed plus accrued and unpaid interest thereon to but excluding the redemption date.

If notice has been given as provided in the Indenture and funds for the redemption of any notes (or any portion of the notes) called for redemption shall have been made available on the redemption date referred to in such notice, such notes (or any portion of the notes) will cease to bear interest on the redemption date specified in such notice and the only right of the holders of the notes will be to receive payment of the redemption price.

Notice of any optional redemption of any notes (or any portion of the notes) will be transmitted to holders as shown in the security register for such notes, not more than 30 nor less than 15 days prior to the redemption date. The notice of redemption will specify, among other items, the redemption price and the principal amount of the notes held by such holder to be redeemed.

We will notify the Trustee at least 5 business days prior to giving notice of redemption (or such shorter period as is satisfactory to the Trustee) of the aggregate principal amount of such notes to be redeemed and their redemption date. If less than all of the notes are to be redeemed at our option, the Trustee shall select, in such manner as it shall deem fair and appropriate, the notes to be redeemed in whole or in part and in accordance with the procedures of the applicable depositary.

As used herein:

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, 0.0005 being rounded upwards), at which the gross redemption yield on the notes, if they were to be purchased at such price on the third business day prior to the date fixed for redemption or the date of accelerated payment, would be equal to the gross redemption yield on such business day of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a United Kingdom government bond whose maturity is closest to the maturity of the notes, or if such independent investment bank in its discretion considers that such similar bond is not in issue, such other United Kingdom government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, United Kingdom government bonds selected by such independent investment bank, determine to be appropriate for determining the Comparable Government Bond Rate.

“Make-Whole Amount”—means, in connection with any optional redemption or accelerated payment of any notes, the excess, if any, of (i) the aggregate present value, as of the date of such redemption or accelerated payment of each pound Sterling of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of each such pound Sterling if such redemption or accelerated payment had not been made, determined by discounting, on an annual basis (ACTUAL/ACTUAL (ICMA) (as defined in the rulebook of the International Capital Markets Association)), such principal and interest at the Reinvestment Rate (as defined below) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, to the date of redemption or accelerated payment, over (ii) the aggregate principal amount of the notes being redeemed or paid.

“Reinvestment Rate” means the Comparable Government Bond Rate plus     %.

The notes are also subject to redemption prior to maturity if certain events occur involving United States taxation. If any of these special tax events do occur, the notes may be redeemed at a redemption price of 100% of their principal amount plus accrued and unpaid interest to, but not including, the redemption date. See “—Redemption for Tax Reasons.”

Payment of Additional Amounts

All payments in respect of the notes will be made by or on behalf of us without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature, imposed or levied by the United States or any taxing authority thereof or therein, unless such withholding or deduction is required by law. If such withholding or deduction is required by law, we will pay to a holder who is not a United States person (as defined below) such additional amounts on the notes as are necessary in order that the net payment by us or a paying agent of the principal of, and Make-Whole Amount, if any, and interest on, the notes to such holder, after such withholding or deduction will not be less than the amount provided in the notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1) to any tax, assessment or other governmental charge that would not have been imposed but for the holder, or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(a) being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States or having or having had a qualified business unit which has the U.S. dollar as its functional currency;

(b) having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the notes, the receipt of any payment or the enforcement of any rights thereunder) or being considered as having such relationship, including being or having been a citizen or resident of the United States;

(c) being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a foreign personal holding company that has accumulated earnings to avoid United States federal income tax;

(d) being or having been a “10-percent shareholder” of the Company as defined in section 871(h)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision; or

(e) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(2) to any holder that is not the sole beneficial owner of the notes, or a portion of the notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3) to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4) to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;

(5) to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(6) to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(7) to any withholding or deduction that is imposed on a payment to an individual and that is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, any European Union Directive on the taxation of savings;

(8) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by at least one other paying agent;

(9) to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of any note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(10) to any withholding or deduction that is imposed on a payment pursuant to Sections 1471 through 1474 of the Code and related Treasury regulations and pronouncements (the Foreign Account Tax Compliance Act) or any successor provisions and any regulations or official law, agreement or interpretations thereof or any regulations implementing an intergovernmental approach thereto; or

(11) in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8), (9) and (10).

The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the notes. Except as specifically provided under this heading “—Payment of Additional Amounts,” we will not be required to make any payment for any tax, duty, assessment or governmental charge of whatever nature imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

As used under this heading “—Payment of Additional Amounts” and under the heading “—Redemption for Tax Reasons,” the term “United States” means the United States of America (including the states and the District of Columbia and any political subdivision thereof), and the term “United States person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, including an entity treated as a corporation for United States income tax purposes, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Redemption for Tax Reasons

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority thereof or therein), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, we become or, based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described herein under the heading “—Payment of Additional Amounts” with respect to the notes, then we may at any time at our option redeem, in whole, but not in part, the notes on not less than 30 nor more than 60 days’ prior notice to the holders of the notes, at a redemption price equal to 100% of the principal amount of the notes being redeemed, together with accrued and unpaid interest on the notes to, but not including, the redemption date.

Book-Entry Delivery and Settlement

We have obtained the information in this section concerning Clearstream and Euroclear and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

The notes will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, a common depositary for, and in respect of interests held through,

Euroclear and Clearstream. Except as described herein, certificates will not be issued in exchange for beneficial interests in the global notes. Except as set forth below, the global notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees. Beneficial interests in the global notes will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Euroclear or Clearstream. You may hold your interests in the global notes through Clearstream or Euroclear, either as a participant in such systems or indirectly through organizations which are participants in such systems. Book-entry interests in the notes and all transfers relating to the notes will be reflected in the book-entry records of Clearstream and Euroclear. Those beneficial interests will be in denominations of £100,000 and integral multiples of £1,000 in excess thereof.

The distribution of the notes will be cleared through Clearstream and Euroclear. Any secondary market trading of book-entry interests in the notes will take place through Clearstream and Euroclear participants and will settle in same-day funds. Owners of book-entry interests in the notes will receive payments relating to their notes in Sterling, except as described in this prospectus supplement under “Currency Conversion.”

Clearstream and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

The policies of Clearstream and Euroclear will govern payments, transfers, exchanges and other matters relating to the investor’s interest in securities held by them. We have no responsibility for any aspect of the records kept by Clearstream or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way.

Clearstream and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

Except as provided below, owners of beneficial interests in the global notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the Indenture, including for purposes of receiving any reports delivered by us or the Trustee pursuant to the Indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of the clearing systems and, if such person is not a participant of the clearing systems, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes. So long as the common depositary for Euroclear and Clearstream is the registered owner of the global notes, the common depositary for all purposes will be considered the sole holder of the notes represented by the global notes under the Indenture and the global notes.

Under existing industry practices, if we request any action of holders or a beneficial owner desires to give or take any action which a holder is entitled to give or take under the Indenture, the clearing systems would authorize their participants holding the relevant beneficial interests to give or take action and the participants would authorize beneficial owners owning through the participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the clearing systems to their participants, by the participants to indirect participants and by the participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in global notes.

Clearstream

Clearstream has advised that it is incorporated under the laws of Luxembourg and licensed as a bank and professional depositary. Clearstream holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream has established an electronic bridge with the Euroclear Operator (as defined below) to facilitate the settlement of trades between Clearstream and Euroclear. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant, either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures.

Euroclear

Euroclear has advised that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of Euroclear, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no records of or relationship with persons holding through Euroclear participants.

Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions.

Euroclear and Clearstream Arrangements

So long as Euroclear or Clearstream or their nominee or their common depositary is the registered holder of the global notes, Euroclear, Clearstream or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the Indenture and the notes. Payments of principal, interest and additional amounts, if any, in respect of the global notes will be made to Euroclear, Clearstream, such nominee or such common depositary, as the case may be, as registered holder thereof. None of us, the Trustee, any underwriter and any affiliate of any of the above or any person by whom any of the above is controlled (as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”)) will have any responsibility or liability for any records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Distributions of principal, premium, if any, and interest with respect to the global notes will be credited in Sterling, except as described in this prospectus supplement under “Currency Conversion,” to the extent received by Euroclear or Clearstream from the paying agent to the cash accounts of Euroclear or Clearstream customers in accordance with the relevant system’s rules and procedures.

Because Euroclear and Clearstream can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the global notes to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.

Clearance and Settlement Procedures

We understand that investors that hold their notes through Euroclear or Clearstream accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Subject to the applicable procedures of Euroclear and Clearstream, notes will be credited to the securities custody accounts of Clearstream and Euroclear participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

We understand that secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to conventional eurobonds in registered form.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used. Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear participants, as applicable, in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the Indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures.

Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Exchange of Global Notes for Certificated Notes

Subject to certain conditions, the notes represented by the global notes are exchangeable for certificated notes in definitive form of like tenor in minimum denominations of £100,000 principal amount and multiples of £1,000 in excess thereof if:

(1) the common depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for the global notes and we fail to appoint a successor depositary within 90 calendar days;

(2) we, at our option, notify the Trustee in writing that we elect to cause the issuance of certificated notes; or

(3) there has occurred and is continuing an event of default with respect to the notes.

Any note that is exchangeable as above is exchangeable for certificated notes issuable in authorized denominations and registered in such names as the common depositary shall direct (in accordance with its customary procedures). Subject to the foregoing, a global note is not exchangeable, except for a global note of the same aggregate denomination to be registered in the name of the common depositary (or its nominee).

Events of Default

In addition to the events of default in the Indenture described in the prospectus, the following constitute events of default under the Supplemental Indenture:

•	We do not pay the principal or any premium on the notes at their maturity date.

•	We default under any of our other indebtedness in an aggregate principal amount exceeding $10,000,000 after the expiration of any applicable grace period, which default results in the acceleration of the maturity of such indebtedness. Such default is not an event of default if the other indebtedness is discharged, or the acceleration is rescinded or annulled, within a period of 10 days after we receive notice specifying the default and requiring that we discharge the other indebtedness or cause the acceleration to be rescinded or annulled. Either the Trustee or the holders of more than 50% in principal amount of the outstanding notes may send the notice.

•	The entry by a court of competent jurisdiction of one or more judgments, orders or decrees against us or any of our subsidiaries in an aggregate amount (excluding amounts fully covered by insurance) in excess of $10,000,000 and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount (excluding amounts fully covered by insurance) in excess of $10,000,000 for a period of 30 consecutive days.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the material U.S. federal income tax considerations relating to the purchase (at original issue for cash), ownership and disposition of the notes by U.S. Holders and Non-U.S. Holders, each as defined below. This discussion is based on the Code, Treasury regulations promulgated under the Code, administrative pronouncements or practices, and judicial decisions, all as of the date hereof. Future legislative, judicial, or administrative modifications, revocations, or interpretations, which may or may not be retroactive, may result in U.S. federal tax consequences significantly different from those discussed herein. This discussion is not binding on the IRS. No ruling has been or will be sought or obtained from the IRS with respect to any of the U.S. federal tax consequences discussed herein. There can be no assurance that the IRS will not challenge any of the conclusions discussed herein or that a U.S. court will not sustain such a challenge.

This discussion does not address any U.S. federal alternative minimum tax, U.S. federal estate, gift or other non-income tax, or any state, local or non-U.S. tax consequences of the acquisition, ownership, or disposition of a note. In addition, this discussion does not address the U.S. federal income tax consequences to beneficial owners of notes subject to special rules, including, for example, beneficial owners that (i) are banks, financial institutions or insurance companies, (ii) are regulated investment companies or real estate investment trusts, (iii) are brokers, dealers or traders in securities or currencies, (iv) are tax-exempt organizations, (v) hold notes as part of a hedge, straddle, constructive sale, conversion transaction, or other integrated investment, (vi) acquire notes as compensation for services, (vii) are U.S. Holders that have a functional currency other than the U.S. dollar, (viii) use a mark-to-market method of accounting, or (ix) are U.S. expatriates.

As used in this discussion, a “Holder” means a beneficial owner of a note. A “U.S. Holder” means a Holder that is: (i) an individual citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation or any other entity taxable as a corporation for U.S. federal income tax purposes organized under the laws of the United States, any State thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust that (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. If a Holder is a partnership or any other entity or arrangement taxable as a partnership for U.S. federal income tax purposes (a “Partnership”), the U.S. federal income tax consequences to an owner of or partner in such Partnership generally will depend on the status of such owner or partner and on the activities of such Partnership. A Holder that is a Partnership and any owners or partners in such Partnership are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the acquisition, ownership, or disposition of a note. As used herein, a “Non-U.S. Holder” means a Holder that is neither a U.S. Holder nor a Partnership.

This discussion assumes that a note will be a capital asset, within the meaning of Section 1221 of the Code, in the hands of a Holder at all relevant times. This discussion also assumes that the notes were not issued with original issue discount that exceeded a statutorily defined de minimis amount, and that a Holder did not purchase notes at a market discount that exceeded a statutorily defined de minimis amount or at a premium.

YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE APPLICATION OF U.S. FEDERAL TAX LAWS TO YOUR PARTICULAR CIRCUMSTANCES AND ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S., OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Tax Considerations for a U.S. Holder

Payments of Interest

Stated interest on a note generally will be taxable to a U.S. Holder as ordinary interest income either when it accrues or when it is received in accordance with a U.S. Holder’s method of accounting for U.S. federal income tax purposes.

U.S. Holders that use the cash receipts and disbursements method of accounting for tax purposes must recognize income equal to the U.S. dollar value of the Sterling received as a payment of interest (which includes proceeds in Sterling from a sale, exchange, or other disposition of the notes to the extent attributable to accrued interest), determined by translating the Sterling amount into U.S. dollars at the spot rate in effect on the date of receipt, regardless of whether the Sterling received is actually converted into U.S. dollars. U.S. Holders that use an accrual method of accounting for tax purposes may determine the amount of income recognized with respect to the Sterling received on each interest payment date by using one of two methods. Under the first method, the amount of income accrued is determined by translating the Sterling amount into U.S. dollars at the average exchange rate in effect during the accrual period (or, if the accrual period spans two taxable years, at the exchange rate for the partial period within the taxable year). U.S. Holders may elect, under the second method, to determine the amount of income accrued on the basis of the spot rate in effect on the last day of the accrual period (or the last day of the taxable year in the case of an accrual period that straddles the U.S. Holder’s taxable year) (and may use the spot rate on the date the interest payment is received if that date is within five days of the end of the accrual period). U.S. Holders that make this election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the IRS. Accrual method U.S. Holders will recognize foreign currency gain or loss on the receipt of an interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of a note) if the spot rate of exchange on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. Such foreign currency gain or loss generally will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the notes.

Sale or Other Disposition of a Note

A U.S. Holder generally will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note in an amount equal to the difference between (i) the U.S. dollar value of cash received plus the fair market value of any property received (less any amount received in respect of accrued but unpaid interest not previously included in income, which will be taxable as ordinary income), and (ii) such U.S. Holder’s adjusted tax basis in the note.

A U.S. Holder that uses the cash receipts and disbursements method of accounting determines the amount realized in U.S. dollars by using the relevant spot exchange rate on the settlement date of the disposition of the note(s), provided that the notes are traded on an established securities market. A U.S. Holder that uses an accrual method of accounting may elect such treatment for all purchases and sales for foreign currency of stock or securities traded on an established securities market (which election cannot be changed without the consent of the IRS). Absent such an election, the amount realized by an accrual method U.S. Holder in U.S. dollars is the U.S. dollar value of the Sterling (or other currency) received, determined at the spot rate on the trade date of the sale, exchange or retirement of the note(s). A U.S. Holder’s adjusted tax basis in a note generally will be the U.S. dollar value of the Sterling purchase price on the settlement date of the purchase.

Gain or loss realized upon the taxable disposition of a note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss and such income or loss will not be treated as interest income or expense. Payments received on a disposition that are attributable to accrued stated interest will be treated in accordance with the foreign currency exchange gain and loss rules applicable to payments of stated interest (and described above). Furthermore, the gain or loss of a U.S. Holder attributable to fluctuations in currency exchange rates will be the difference between (i) the U.S. dollar value of the U.S. Holder’s purchase price for the note, determined using the spot rate on the date the note is disposed of, and (ii) the U.S. dollar value of the purchase price for the note, determined using the spot rate on the date the U.S. Holder acquired the note. The foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by the U.S. Holder on the disposition of the note.

Gain or loss recognized on the sale, exchange, retirement, or other taxable disposition of a note (except gain or loss attributable to foreign currency gains or losses) generally will be capital gain or loss, and will be long-

term capital gain or loss if the U.S. Holder’s holding period in such note exceeds one year. Long-term capital gains of a non-corporate U.S. Holder are currently taxed at a maximum U.S. federal income tax rate of 20%. The deductibility of capital losses is subject to significant limitations.

A U.S. Holder that purchases notes with previously owned Sterling will generally recognize gain or loss equal to the difference, if any, between such U.S. Holder’s basis in the Sterling and the U.S. dollar fair market value of the notes on the date of purchase. Any such gain or loss generally will be ordinary income or loss. A U.S. Holder will have a tax basis in the Sterling received on the sale, exchange, retirement or other taxable disposition of a note equal to the U.S. dollar value of such Sterling, determined at the time of such sale, exchange or retirement.

Additional Payments

If we redeem or otherwise repurchase the notes, we may be obligated to pay additional amounts in excess of stated principal and interest (see “Description of the Notes—Optional Redemption” and “—Payment of Additional Amounts”). We intend to take the position that the notes should not be treated as contingent payment debt instruments because of any such additional payment. Assuming such position is respected, a U.S. holder would be required to include in income the amount of any such additional payment at the time such payment is received or accrued in accordance with such U.S. holder’s method of accounting for United States federal income tax purposes. If the IRS successfully challenged this position, and the notes were treated as contingent payment debt instruments, U.S. holders could be required to accrue interest income at a rate higher than the stated interest rate on the debt securities and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a note. U.S. holders are urged to consult their tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof.

Medicare Tax on Net Investment Income

Certain U.S. Holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of their interest income and net gains from the disposition of notes. In the case of individuals, this tax will only apply to the extent such individual’s modified adjusted gross income exceeds $200,000 ($250,000 for married couples filing a joint return and surviving spouses, and $125,000 for married individuals filing a separate return). Each U.S. Holder that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the notes.

Tax Considerations for a Non-U.S. Holder

The rules governing the U.S. federal taxation of a Non-U.S. Holder are complex. A Non-U.S. Holder is urged to consult its own tax advisor regarding the application of U.S. federal tax laws, including any information reporting requirements, to its particular circumstances and any tax consequences arising under the laws of any state, local, non-U.S., or other taxing jurisdiction. For purposes of the discussion below, interest and any gain on the sale, exchange, redemption, retirement or other disposition of a note will be considered to be “U.S. trade or business income” if such income or gain is effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business. As described in “Tax Considerations for a U.S. Holder—Additional Payments,” this discussion also assumes that the notes will not be treated as contingent payment debt obligations for U.S. federal income tax purposes.

Payments of Interest

Subject to the discussions of back-up withholding and certain withholdable payments below, payments of interest (including additional amounts described under “Description of the Notes—Payment of Additional Amounts” above, if any) on a note to a Non-U.S. Holder generally will not be subject to withholding of U.S.

federal income tax if such interest is not U.S. trade or business income and is “portfolio interest.” Generally, interest on a note paid to a Non-U.S. Holder will qualify as portfolio interest and be eligible for the exception for portfolio interest if the Non-U.S. Holder:

(i) does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

(ii) is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code;

(iii) is not a bank that received a note on an extension of credit made under a loan agreement entered into the ordinary course of its business; and

(iv) certifies, under penalties of perjury, on a properly executed withholding certificate provided to the paying agent prior to the payment of interest that such holder is not a United States person and provides such holder’s name and address, or certain other withholding certificates are provided and other conditions satisfied.

The certification requirement may be fulfilled under special procedures provided under applicable Treasury regulations for payments through qualified intermediaries or certain financial institutions that may hold customers’ notes in the ordinary course of their trade or business.

The gross amount of any payment of interest (including additional amounts described under “Description of the Notes—Payment of Additional Amounts” above, if any) on a Non-U.S. Holder’s note that does not qualify for the portfolio interest exception will be subject to withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate such withholding tax. Unless an applicable treaty otherwise provides, U.S. trade or business income will be taxed on a net basis at regular graduated U.S. rates rather than the 30% gross withholding tax rate. In addition, in the case of a Non-U.S. Holder that is a corporation, any effectively connected earnings and profits may be subject to a 30% branch profits tax, unless a treaty applies to reduce or eliminate such tax.

To claim an exemption from withholding in the case of U.S. trade or business income, or to claim the benefits of a treaty, a Non-U.S. Holder must provide a properly executed Form W-8ECI (in the case of U.S. trade or business income not exempt under a treaty) or Form W-8BEN, W-8BEN-E or other applicable form (in the case of a treaty), or any successor form as the IRS designates, as applicable, prior to the payment of interest. A Non-U.S. Holder that is claiming the benefits of a treaty will be required to obtain and to provide a U.S. taxpayer identification number unless certain exceptions apply under applicable Treasury regulations.

Sale or Other Disposition of a Note

Subject the discussions of back-up withholding and certain withholdable payments below, a Non-U.S. Holder generally will not be subject to U.S. federal income tax or to withholding of U.S. federal income tax on any gain realized on the sale, exchange, redemption, retirement or other disposition of a note unless (i) such gain is U.S. trade or business income, or (ii) such Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of such disposition and other applicable conditions are met.

If such gain is U.S. trade or business income, such Non-U.S. Holder generally will be subject to regular U.S. federal income tax on such gain on a net basis at graduated rates and, if such Non-U.S. Holder is a corporation, may be subject to the branch profits tax, each as discussed above under “—Payments of Interest,” unless an applicable treaty provides otherwise. A Non-U.S. Holder that is an individual present in the United States for 183 days or more in the taxable year such gain is realized will in general be subject to a flat 30% U.S. federal income tax on such gain (which may be offset by certain U.S. source losses), except as otherwise provided by an applicable treaty.

U.S. Federal Estate Tax

A note held or treated as held by an individual who is a non-resident of the U.S. (as specially defined for U.S. federal estate tax purposes) at the time of his or her death will not be subject to U.S. federal estate tax, provided that the interest on such note is exempt from withholding of U.S. federal income tax under the portfolio interest exemption discussed above (without regard to the certification requirement). An individual may be a Non-U.S. Holder but not a non-resident of the U.S. for U.S. federal estate tax purposes. A Non-U.S. Holder that is an individual is urged to consult its own tax advisor regarding the possible application of the U.S. federal estate tax to its particular circumstances, including the effect of any applicable treaty.

Information Reporting and Backup Withholding

Information returns may be filed with the IRS in connection with interest payments on a note and the proceeds of a sale or other disposition of a note. A non-exempt U.S. holder may be subject to U.S. backup withholding on these payments if it fails to provide its taxpayer identification number to the withholding agent and comply with certification procedures or otherwise establish an exemption from backup withholding.

A Non-U.S. Holder may be subject to U.S. information reporting and backup withholding on these payments unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person. The certification requirements generally will be satisfied if the Non-U.S. Holder provides the applicable withholding agent with a statement on IRS Form W-8BEN, W-8BEN-E or other applicable form (or suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, stating, among other things, that such Non-U.S. Holder is not a United States person (within the meaning of the Code). Applicable Treasury Regulations provide alternative methods for satisfying this requirement. In addition, the amount interest on notes paid to a Non-U.S. Holder and the amount of any U.S. federal tax withheld in respect of such interest payments, must be annually reported to the IRS and the holder. This information may be made available by the IRS under the provisions of an applicable tax treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

Payment of the proceeds of the sale or other disposition of a note by a Non-U.S. Holder to or through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting requirements, but not backup withholding, unless the non-U.S. holder certifies under penalties of perjury that it is not a United States person or an exemption otherwise applies. Payments of the proceeds of a sale or other disposition of a note to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the non-U.S. holder certifies under penalties of perjury that it is not a United States person or otherwise establishes an exemption.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment generally will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

All certifications described above are subject to special rules with respect to reliance standards, under which certifications provided by holders may not be relied on under certain circumstances (for example, if we, our paying agent, or the broker had actual knowledge or reason to know that the certification is false).

Withholdable Payments to Foreign Financial Entities and Other Foreign Entities

Under certain provision of Chapter 4 of the Code (the “FATCA Rules”), a 30% withholding tax will be imposed on certain payments to you or certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on your behalf if you or such institutions fail to comply with information reporting requirements. Accordingly, the entity through which a note is held will affect the determination of whether such withholding is required. Such payments will include interest on a note and the gross proceeds from the sale or other disposition of a note. You could be affected by this withholding if you are subject to the information reporting requirements and fail to comply with them or if you hold a note through another person (e.g., a foreign bank or broker) that is subject to withholding because it fails to comply with these requirements (even if you would not otherwise have been subject to withholding). Should the FATCA Rules apply to the notes, withholding will currently apply to payments of interest and will apply to payments of gross proceeds from a sale or other disposition of a note after December 31, 2016. Prospective Holders are encouraged to consult with their own tax advisors regarding the possible applicability of the FATCA Rules on an investment in the notes.

THE FOREGOING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL INCOME, MEDICARE, ESTATE AND GIFT, STATE, LOCAL, OR NON-U.S. TAX LAWS AND ANY TAX TREATY, AND ANY RECENT, PROSPECTIVE OR PROPOSED CHANGES IN ANY APPLICABLE TAX LAWS OR TREATIES.

EU SAVINGS DIRECTIVE

Under EC Council Directive 2003/48/EC on the taxation of savings income (the “Directive”), each member state of the European Union (a “Member State”) is required to provide to the tax authorities of another Member State details of payments of interest (or similar income) made by a person within its jurisdiction to, or collected by such a person for, an individual resident in that other Member State or certain limited types of entity established in that other Member State. However, for a transitional period, Luxembourg and Austria may instead apply (unless during such period they elect otherwise) a withholding system in relation to such payments deducting tax at a rate of 35%. The transitional period is to terminate at the end of the first full fiscal year following agreement by certain non EU countries to the exchange of information relating to such payments. The Luxembourg Government has announced its intention to abolish the withholding system with effect from January 1, 2015, in favor of automatic exchange under the Directive.

A number of non EU countries and certain dependent or associated territories of certain Member States have adopted similar measures (either provision of information or transitional withholding) in relation to payments made by a person within their respective jurisdictions to, or collected by such a person for, an individual resident or certain limited types of entity established in a Member State. In addition, the Member States have entered into provision of information or transitional withholding arrangements with certain of those dependent or associated territories in relation to payments made by a person in a Member State to, or collected by such a person for, an individual resident or certain limited types of entity established in one of those territories.

On March 24, 2014, the Council of the European Union adopted a directive amending the Directive to extend its scope to cover additional types of savings income and products that generate interest or equivalent income as well as a broader range of investment funds. In addition, a “look through” procedure will be established with respect to the application of the Directive to certain intermediaries. Member States have until January 1, 2016 to adopt domestic legislation to give effect to these changes, which must be applied from January 1, 2017.

DESCRIPTION OF OTHER INDEBTEDNESS

Credit Facilities

In July 2014, we entered into a Credit Agreement (the “Credit Agreement”) with a consortium of 28 banks; KeyBank National Association, as administrative agent, L/C issuer and a swingline lender; Bank of America, N.A. and JPMorgan Chase Bank, N.A., as co-syndication agents; Deutsche Bank Securities, Inc., as documentation agent; Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, KeyBanc Capital Markets Inc. and Deutsche Bank Securities Inc., as U.S. joint lead arrangers; Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and RBC Capital Markets, as Canadian joint lead arrangers; and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as joint book runners. The Credit Agreement consists of a $2,500,000,000 unsecured revolving credit facility (our “primary unsecured credit facility”), a $500,000,000 unsecured term credit facility (our “USD term facility”) and a $250,000,000 Canadian-denominated unsecured term credit facility (our “CAD term facility”).

The maturity date for the credit facilities under the Credit Agreement is October 31, 2018, provided that, (a) the maturity date of our primary unsecured credit facility may be extended an additional year at our option if no event of default has occurred under the Credit Agreement and we pay a non-refundable fee of 0.15% of our primary unsecured credit facility then in effect, (b) the maturity date of our USD term facility may be extended for an additional year at our option if no event of default under the Credit Agreement has occurred and we pay a non-refundable fee of 0.125% of our USD term facility then in effect, and (c) the maturity date of our CAD term facility may be extended for an additional year at our option if no event of default under the Credit Agreement has occurred and we pay a non-refundable fee of 0.125% of our CAD term facility then in effect. Based on the satisfaction of certain conditions, we have the right to increase the amount available under the credit facilities up to an additional $1,000,000,000 for our primary unsecured credit facility and our USD term facility, in the aggregate, and CAD 250,000,000 for our CAD term facility. The lenders would have the right, but not the obligation, to commit to all or a portion of such increase.

The Credit Agreement includes sublimits of (a) up to $150,000,000 for letters of credit, (b) up to $100,000,000 for swingline loans, (c) up to 50% of our primary unsecured credit facility commitment amount for certain negotiated rate loans, and (d) up to $500,000,000 for borrowings (including letters of credit) under certain alternative currencies; each of these sublimits is part of, and not in addition to, the amounts available under our primary unsecured credit facility.

Revolving loans and term loans bear interest at the applicable margin plus the applicable base rate, LIBOR or CDOR interest rate, at our option. Negotiated rate loans bear interest at the rate agreed to between us and the applicable lender(s). Swingline loans bear interest at the applicable base rate plus the applicable margin. Letter of credit fees equal the applicable margin multiplied by the daily amount available to be drawn under such letters of credit. The applicable margins are based on our ratings established by certain debt rating agencies for our long-term, senior, unsecured non-credit enhanced debt (the “Debt Ratings”). Based on our current Debt Ratings, the applicable margins are as follows: (a) for a revolving loan under our primary unsecured credit facility, 1.050% for a LIBOR loan or 0.050% for a base rate loan; (b) for a term loan under our USD term facility, 1.150% for a LIBOR loan or 0.150% for a base rate loan; (c) for a term loan under our CAD term facility, 1.150% for a CDOR loan; (d) for a swingline loan, 1.050%; and (e) for letter of credit fees, 1.050%.

For our primary unsecured credit facility, we are obligated to pay an annual facility fee equal to the product of the applicable rate multiplied by our primary unsecured credit facility amount with such rate based on our Debt Ratings. The current applicable rate for the facility fee for our primary unsecured credit facility is 0.200%. For letters of credit, we are is obligated to pay a fronting fee of 0.125% on the face amount and subsequent increases of such amounts of such letters of credit and customary fees and standard costs of the issuers of such letters of credit.

The Credit Agreement contains customary affirmative and restrictive covenants that, among other things, limit us with respect to indebtedness, liabilities, liens, dividends, loans, investments, purchases and fundamental changes to the corporate structure and line of business. We also are required to maintain a minimum tangible net worth of $8,750,000,000, a fixed charge coverage ratio of not less than 150%, a leverage ratio of not more than 0.60 to 1.00, and a ratio of unsecured indebtedness to unencumbered assets of not more than 0.60 to 1.00, all as described in the Credit Agreement.

The Credit Agreement also contains customary events of default, including, among other things, and subject to applicable grace periods, other indebtedness payment defaults, material misrepresentations, covenant defaults, certain bankruptcy events and judgment defaults.

At September 30, 2014, we had zero amounts outstanding under our primary unsecured credit facility, $500 million outstanding at 1.3% under our USD term facility and $223 million outstanding at 2.4%, based on the exchange rate in effect on September 30, 2014, under our CAD term facility.

Revolving Demand Notes

At September 30, 2014, we had zero amounts outstanding on two $5 million unsecured revolving demand notes.

Secured Debt

As of September 30, 2014, we and/or certain of our subsidiaries had secured indebtedness in the aggregate principal amount of approximately $2.9 billion, collateralized by owned properties, with annual interest rates ranging from 1.0% to 8.0%, payable monthly.

Senior Notes

In November 2013, we completed the sale of £550,000,000 of senior unsecured notes due 2028. The notes have a weighted average interest rate of 4.800%.

In October 2013, we completed the sale of $400,000,000 of senior unsecured notes due 2024. The notes have a weighted average interest rate of 4.500%.

In November 2012, we completed the sale of (1) $450,000,000 of senior unsecured notes due 2018, (2) $500,000,000 of senior unsecured notes due 2023 and (3) $250,000,000 of senior unsecured notes due 2043. The notes have weighted average interest rates of 2.250%, 3.750% and 5.125%, respectively.

In April 2012, we completed the sale of $600,000,000 of senior unsecured notes due 2019. The notes have a weighted average interest rate of 4.125%.

In March 2011, we completed the sale of (1) $400,000,000 of senior unsecured notes due 2016, (2) $600,000,000 of senior unsecured notes due 2022 and (3) $400,000,000 of senior unsecured notes due 2041. The notes have weighted average interest rates of 3.625%, 5.250% and 6.500%, respectively.

In November 2010, we completed the sale of $450,000,000 of senior unsecured notes due 2021. The notes have a weighted average interest rate of 4.950%.

In September 2010, we completed the sale of $450,000,000 of senior unsecured notes due 2017. The notes have a weighted average interest rate of 4.70%.

In April 2010 and June 2010, we completed the sale of $300,000,000 and $150,000,000, respectively, of senior unsecured notes due 2020. The notes have a weighted average interest rate of 6.125%.

In December 2005, we completed the sale of $300,000,000 of senior unsecured notes due 2016. The notes have a weighted average interest rate of 6.20%.

In April 2005, we completed the sale of $250,000,000 of senior unsecured notes due 2015. The notes have a weighted average interest rate of 5.875%.

Convertible Senior Notes

In March 2010 and June 2010, we completed the sale of $342,394,000 and $152,009,000, respectively, of convertible senior unsecured notes due 2029. From April 1, 2013 through November 12, 2014, $278,438,000 of these notes were converted or surrendered for conversion, leaving $215,965,000 outstanding. The notes have a weighted average interest rate of 3.00%.

UNDERWRITING (CONFLICTS OF INTEREST)

Deutsche Bank AG, London Branch, Barclays Bank PLC, The Royal Bank of Scotland plc, UBS Limited and Wells Fargo Securities, LLC are acting as joint book-running managers of the offering. Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives, Deutsche Bank AG, London Branch, Barclays Bank PLC, The Royal Bank of Scotland plc, UBS Limited and Wells Fargo Securities, LLC, have severally agreed to purchase from us the following respective principal amounts of notes set forth opposite the underwriter’s name below.

Underwriter	Principal Amount of Notes
Deutsche Bank AG, London Branch	£
Barclays Bank PLC
The Royal Bank of Scotland plc
UBS Limited
Wells Fargo Securities, LLC

Total	£

The underwriting agreement provides that the obligations of the several underwriters to purchase the notes offered by this prospectus supplement are subject to certain conditions precedent and that the underwriters will purchase all of the notes offered by this prospectus supplement if any of these notes are purchased.

We have been advised by the representatives of the underwriters that the underwriters propose to offer the notes to the public at the public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the public offering price of up to     % of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the public offering price of up to     % of the principal amount of the notes. After the initial offering of the notes, the representatives of the underwriters may change the public offering price and other selling terms. Sales of notes made outside the United States may be made by affiliates of the underwriters. The underwriting discount to be paid by us to the underwriters is     % of the principal amount of the notes.

We estimate that our share of the total expenses of this offering, including registration, filing fees, printing expenses and legal and accounting expenses, but excluding the underwriting discount, will be approximately $1,000,000.

We expect that delivery of the notes will be made to investors on or about                     , 2014, which will be the seventh business day following the date of this prospectus supplement (such settlement being referred to as “T+7”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to                     , 2014 will be required, by virtue of the fact that the notes initially settle in T+7, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade notes prior to their date of delivery hereunder should consult their advisors.

We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The notes offered by this prospectus supplement are a new issue of securities with no established trading market. Although we intend to list the notes on the New York Stock Exchange, no assurance can be given that we will be able to obtain such listing. Even if the notes are listed, no assurance can be given that a trading market for the notes will develop or be maintained. We can provide no assurances as to the development or liquidity of any trading market for the notes. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of the notes. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters may close out any short position by purchasing notes in the open market. Stabilizing transactions consist of various bids for or purchases of the notes made by the underwriters in the open market prior to the completion of the offering.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased notes sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of the notes. Additionally, these purchases, along with the imposition of a penalty bid, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the over-the-counter market or otherwise and may be discontinued at any time without notice.

Other Relationships

The underwriters and/or their affiliates have provided and in the future may provide investment banking, commercial banking, corporate trust and/or advisory services to us from time to time for which they have received and in the future may receive customary fees and expenses and may have entered into and in the future may enter into other transactions with us.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

Deutsche Bank AG New York Branch, an affiliate of Deutsche Bank AG, London Branch, Barclays Bank PLC, UBS AG, Stamford Branch, an affiliate of UBS Limited, Wells Fargo Bank, N.A., an affiliate of Wells Fargo Securities, LLC, and certain of the other underwriters or their affiliates are lenders, and Deutsche Bank Securities Inc., an affiliate of Deutsche Bank AG, London Branch, is the documentation agent and joint lead arranger under, our primary unsecured credit facility. To the extent that any portion of the net proceeds from this offering is applied to repay borrowings under our primary unsecured credit facility (see “Use of Proceeds”), certain of the underwriters and/or their respective affiliates will receive a portion of the net proceeds so applied through the repayment of borrowings under our primary unsecured credit facility. If some of the net proceeds of this offering are used to repay borrowings under our primary unsecured credit facility, it is possible that more than 5% of the proceeds of this offering (not including the underwriting discount) may be received by any one underwriter or its affiliates. Nonetheless, in accordance with the FINRA Rule 5121(f), the appointment of a qualified independent underwriter is not necessary in connection with this offering because we, the issuer of the securities in this offering, are a real estate investment trust. However, as required by FINRA Rule 5121, no sale of the notes offered hereby will be made by the affected underwriter to an account over which it exercises discretion without the prior specific written consent of the account holder.

Notice to Prospective Investors in the United Kingdom

The applicable provisions of the United Kingdom’s Financial Services and Markets Act 2000 (the “FSMA”) must be complied with in respect of anything done in relation to the notes in, from or otherwise involving the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA), in connection with the issue or sale of the notes, has only been and will only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us.

LEGAL MATTERS

Certain legal matters regarding the notes offered hereby will be passed upon for us by Shumaker, Loop & Kendrick, LLP, Toledo, Ohio. Arnold & Porter LLP will pass upon certain federal income tax matters relating to us. Sidley Austin LLP, New York, New York and London, United Kingdom, will pass upon certain legal matters for the underwriters.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of our internal control over financial reporting as of December 31, 2013, as set forth in their reports, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. Our financial statements and schedules are incorporated herein by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

The prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC covering the securities that may be offered under this prospectus supplement. The registration statement, including the attached exhibits and schedules, contain additional relevant information about the securities.

Additionally, we file annual, quarterly and current reports, proxy statements and other information with the SEC, all of which are made available, free of charge, on our Internet website at http://www.hcreit.com as soon as reasonably practicable after they are filed with, or furnished to, the SEC. The information on or connected to our Internet website is not, and shall not be deemed to be, a part of, or incorporated into this prospectus supplement. You can review these SEC filings and the registration statement by accessing the SEC’s Internet website at http://www.sec.gov. You also may read and copy the registration statement and any reports, statements or other information on file at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. These filings with the SEC are also available through the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Incorporation of Information Filed with the SEC

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means:

•	we consider incorporated documents to be part of this prospectus supplement;

•	we may disclose important information to you by referring you to those documents; and

•	information we subsequently file with the SEC will automatically update and supersede the information in this prospectus supplement.

Documents Incorporated By Reference

This prospectus incorporates by reference the following documents we filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2013;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2014;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2014;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2014;

•	Current Reports on Form 8-K filed on February 21, 2014, April 14, 2014 (except that the information furnished pursuant to Item 7.01 of Form 8-K and the exhibits relating to such information are not incorporated into this prospectus supplement), May 6, 2014, May 30, 2014, June 24, 2014 (except that the information furnished pursuant to Item 7.01 of Form 8-K and the exhibits relating to such information are not incorporated into this prospectus supplement), July 2, 2014, July 31, 2014 (except that the information furnished pursuant to Item 7.01 of Form 8-K and the exhibits relating to such information are not incorporated into this prospectus supplement), August 6, 2014 (except that the information furnished pursuant to Item 7.01 of Form 8-K and the exhibits relating to such information are not incorporated into this prospectus supplement), August 8, 2014, August 28, 2014 (except that the information furnished pursuant to Item 7.01 of Form 8-K and the exhibits relating to such information are not incorporated into this prospectus supplement) and September 16, 2014;

•	The description of our common stock as set forth in our registration statement filed under the Exchange Act on Form 8-A on June 17, 1985, including any amendment or report for the purpose of updating such description;

•	The description of the rights to purchase our Series A Junior Participating Preferred Stock, par value $1.00 per share, associated with our common stock, as set forth in our registration statement filed under the Exchange Act on Form 8-A on August 3, 1994, including any amendment or report for the purpose of updating such description;

•	The description of our 6.50% Series I Cumulative Convertible Perpetual Preferred Stock as set forth in the registration statement filed under the Exchange Act on Form 8-A on March 3, 2011, including any amendment or report for the purpose of updating such description;

•	The description of our 6.50% Series J Cumulative Redeemable Preferred Stock as set forth in the registration statement filed under the Exchange Act on Form 8-A on March 6, 2012, including any amendment or report for the purpose of updating such description; and

•	All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 after the date of this prospectus supplement and before the date this offering is terminated;

other than the portions of such documents that by statute or rule, by designation in such document or otherwise, are not deemed to be filed with the SEC or are not required to be incorporated herein by reference.

This prospectus supplement and the accompanying prospectus summarize material provisions of contracts and other documents to which we refer. Since this prospectus supplement and the accompanying prospectus may not contain all the information that you may find important, you should review the full text of those documents. Upon request, we will provide each person receiving this prospectus supplement and the accompanying prospectus a free copy, without exhibits, of any or all documents incorporated by reference into this prospectus supplement and the accompanying prospectus. You may direct such requests to:

Erin C. Ibele

Executive Vice President, Head of Human Capital and Corporate Secretary

Health Care REIT, Inc.

4500 Dorr Street

Toledo, Ohio 43615

(419) 247-2800

HEALTH CARE REIT, INC.

DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

DEPOSITARY SHARES

WARRANTS

UNITS

We may periodically offer and sell, in one or more offerings:

•	debt securities

•	shares of common stock

•	shares of preferred stock

•	depositary shares

•	warrants to purchase debt securities, preferred stock, depositary shares or common stock

•	units consisting of one or more debt securities or other securities

We may offer these securities from time to time on terms we will determine at the time of offering. We will provide the specific terms of the securities being offered in supplements to this prospectus prepared in connection with each offering. We may also authorize one or more free writing prospectuses to be provided to you in connection with an offering. You should read this prospectus, the supplement for the specific security being offered and any related free writing prospectus carefully before you invest.

We may offer these securities directly, through agents we designate periodically, or to or through underwriters or dealers. If designated agents or underwriters are involved in the sale of any of the securities, we will disclose in the prospectus supplement their names, any applicable purchase price, fee, compensation arrangement between or among them, and our net proceeds from such sale. See “Plan of Distribution.” No securities may be sold without the delivery of the applicable prospectus supplement describing the securities and the method and terms of their offering.

Our shares of common stock are listed on the New York Stock Exchange under the symbol “HCN.” Our executive offices are located at 4500 Dorr Street, Toledo, Ohio 43615, telephone number: 419-247-2800, facsimile: 419-247-2826, and website: www.hcreit.com. Unless specifically noted otherwise in this prospectus, all references to “we,” “us,” “our,” or the “Company” refer to Health Care REIT, Inc. and its subsidiaries.

Investing in our securities involves risk. See “Risk Factors” beginning on page 1 of this prospectus.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 4, 2012.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the SEC using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus from time to time in one or more offerings. This prospectus provides you only with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you in connection with an offering. The prospectus supplement and any related free writing prospectus may also add to, update or change information contained in this prospectus. You should read this prospectus, any prospectus supplement and any related free writing prospectus together with additional information described under the heading “Where You Can Find Additional Information” and “Documents Incorporated By Reference.”

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement. You should rely only on the information contained and incorporated by reference in this prospectus, the applicable prospectus supplement and any related free writing prospectus. Neither we nor the underwriters have authorized any other person to provide you with different or inconsistent information from that contained in this prospectus, the applicable prospectus supplement and any related free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as information we previously filed with the SEC and incorporated by reference, is accurate only as of the date on the front cover of this prospectus, the applicable prospectus supplement and any related free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains and incorporates by reference market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus and the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

RISK FACTORS

Our business is subject to certain risks, which are discussed in our most recent Annual Report on Form 10-K, as amended or updated, under the headings “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our expected results may not be achieved, and actual results may differ materially from our expectations. This may be a result of various factors, including, but not limited to:

•	the status of the economy;

•	the status of capital markets, including availability and cost of capital;

•

issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost-effectively obtaining and maintaining adequate liability and other insurance;

•	changes in financing terms;

•	competition within the health care, seniors housing and life science industries;

•	negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans;

•	our ability to transition or sell facilities with profitable results;

•	the failure to make new investments as and when anticipated;

•	acts of God affecting our properties;

•	our ability to re-lease space at similar rates as vacancies occur;

•	our ability to timely reinvest sale proceeds at similar rates to assets sold;

•	operator/tenant or joint venture partner bankruptcies or insolvencies;

•	the cooperation of joint venture partners;

•	government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements;

•	regulatory approval and market acceptance of the products and technologies of life science tenants;

•	liability or contract claims by or against operators/tenants;

•	unanticipated difficulties and/or expenditures relating to future acquisitions;

•	environmental laws affecting our properties;

•	changes in rules or practices governing our financial reporting;

•	the movement of U.S. and foreign exchange rates; and

•	legal and operational matters, including real estate investment trust qualification and key management personnel recruitment and retention.

Updated information relating to such risks, as well as additional risks specific to the securities to be offered hereby, will be set forth in the prospectus supplement relating to such offered securities.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain “forward-looking statements” as that term is defined under federal securities laws. These forward-looking statements include, but are not limited to, those regarding:

•	the possible expansion of our portfolio;

•	the sale of properties;

•	the performance of our operators/tenants and properties;

•	our ability to enter into agreements with new viable tenants for vacant space or for properties that we take back from financially troubled tenants, if any;

•	our occupancy rates;

•	our ability to acquire, develop and/or manage properties;

•	our ability to make distributions to stockholders;

•	our policies and plans regarding investments, financings and other matters;

•	our ability to successfully manage the risks associated with international expansion and operations;

•	our tax status as a real estate investment trust;

•	our critical accounting policies;

•	our ability to appropriately balance the use of debt and equity;

•	our ability to access capital markets or other sources of funds; and

•	our ability to meet earnings guidance.

When we use words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions, we are making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties.

We assume no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement that we have filed with the SEC covering the securities that may be offered under this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about the securities.

Additionally, we file annual, quarterly and current reports, proxy statements and other information with the SEC, all of which are made available, free of charge, on our Internet website at http://www.hcreit.com as soon as reasonably practicable after they are filed with, or furnished to, the SEC. The information on or connected to our Internet website is not, and shall not be deemed to be, a part of, or incorporated by reference into this prospectus. You can review these SEC filings and the registration statement by accessing the SEC’s Internet site at http://www.sec.gov. You also may read and copy the registration statement and any reports, statements or other information on file at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. These filings with the SEC are also available through the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus does not contain all the information set forth in the registration statement. We have omitted certain parts consistent with SEC rules. For further information, please see the registration statement.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means:

•	we consider incorporated documents to be part of this prospectus;

•	we may disclose important information to you by referring you to those documents; and

•	information we subsequently file with the SEC will automatically update and supersede the information in this prospectus.

This prospectus incorporates by reference the following documents we filed with the SEC; provided, however, that we are not incorporating any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

•

Annual Report on Form 10-K for the year ended December 31, 2011, including information specifically incorporated by reference into the Form 10-K from our Definitive Proxy Statement on Schedule 14A filed on March 29, 2012;

•	Current Reports on Form 8-K filed on January 31, 2012, February 27, 2012, February 29, 2012, March 5, 2012, March 8, 2012, March 21, 2012, March 29, 2012 and April 4, 2012;

•

The description of our common stock as set forth in our registration statement filed under the Securities Exchange Act of 1934 (the “Exchange Act”) on Form 8-A on June 17, 1985, including any amendment or report for the purpose of updating such description;

•

The description of the rights to purchase our Series A Junior Participating Preferred Stock, par value $1.00 per share, associated with our common stock, as set forth in our registration statement filed under the Exchange Act on Form 8-A on August 3, 1994, including any amendment or report for the purpose of updating such description;

•

The description of our 6.50% Series I Cumulative Convertible Perpetual Preferred Stock as set forth in the registration statement filed under the Exchange Act on Form 8-A on March 3, 2011, including any amendment or report for the purpose of updating such description;

•

The description of our 6.50% Series J Cumulative Redeemable Preferred Stock as set forth in the registration statement filed under the Exchange Act on Form 8-A on March 6, 2012, including any amendment or report for the purpose of updating such description; and

•	All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering;

other than the portions of such documents that by statute or rule, by designation in such document or otherwise, are not deemed to be filed with the SEC or are not required to be incorporated herein by reference.

This prospectus summarizes material provisions of contracts and other documents to which we refer. Since this prospectus may not contain all the information that you may find important, you should review the full text of those documents. Upon oral or written request, we will provide each person receiving this prospectus a free copy of any or all documents incorporated by reference into this prospectus. You may direct such requests to:

Erin C. Ibele

Senior Vice President-Administration and Corporate Secretary

Health Care REIT, Inc.

4500 Dorr Street

Toledo, Ohio 43615

(419) 247-2800

THE COMPANY

We are a real estate investment trust that has been at the forefront of seniors housing and health care real estate since the Company was founded in 1970. We are an S&P 500 company headquartered in Toledo, Ohio and our portfolio spans the full spectrum of seniors housing and health care real estate, including seniors housing communities, skilled nursing facilities, medical office buildings, inpatient and outpatient medical centers and life science facilities. Our capital programs, when combined with comprehensive planning, development and property management services, make us a single-source solution for acquiring, planning, developing, managing, repositioning and monetizing real estate assets.

Our principal executive offices are located at 4500 Dorr Street, Toledo, Ohio, 43615, and our telephone number is (419) 247-2800. Our website address is www.hcreit.com. The information on our website is not part of this prospectus.

Our primary objectives are to protect stockholder capital and enhance stockholder value. We seek to pay consistent cash dividends to stockholders and create opportunities to increase dividend payments to stockholders as a result of annual increases in rental and interest income and portfolio growth. To meet these objectives, we invest across the full spectrum of seniors housing and health care real estate and diversify our investment portfolio by property type, customer and geographic location.

For additional information regarding our business, please see the information under the heading “Business” in our most recent Annual Report on Form 10-K, which is incorporated by reference in this prospectus.

USE OF PROCEEDS

Unless otherwise described in a prospectus supplement or any free writing prospectus we have authorized for use in connection with a specific offering, we intend to use the net proceeds from the sale of any securities under this prospectus for general corporate purposes which may include repaying advances under our unsecured lines of credit, repaying other outstanding indebtedness and investing in health care and seniors housing properties. Until the proceeds from a sale of securities by us are applied to their intended uses, they may be invested in short-term, investment grade, interest-bearing securities, certificates of deposit or indirect or guaranteed obligations of the United States. We will include a more detailed description of the use of proceeds of any specific offering in the applicable prospectus supplement relating to any such offering or in any free writing prospectus we have authorized for use in connection with any such offering.

RATIOS OF EARNINGS TO FIXED CHARGES AND

EARNINGS TO COMBINED FIXED CHARGES

AND PREFERRED STOCK DIVIDENDS

The table below sets forth our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods indicated. The ratio of earnings to fixed charges was computed by dividing earnings by our fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends was computed by dividing earnings by our combined fixed charges and preferred stock dividends. For purposes of calculating these ratios, “earnings” includes income from continuing operations before extraordinary items, excluding the equity earnings in a less than 50% owned subsidiary, plus fixed charges and reduced by capitalized interest. “Fixed charges” consists of interest on all indebtedness and the amortization of loan expenses or interest expensed and capitalized and the amortized premiums, discounts and capitalized expenses related to indebtedness.

	Year Ended December 31,
	2007	2008	2009	2010	2011
Consolidated ratio of earnings to fixed charges (unaudited)	1.72	1.85	1.92	1.43	1.51
Consolidated ratio of earnings to combined fixed charges and preferred stock dividends (unaudited)	1.43	1.58	1.64	1.25	1.27

In computing the ratio of earnings to combined fixed charges and preferred stock dividends, preferred stock dividends consist of dividends on the following:

•	4,000,000 shares of 7 7/8% Series D Cumulative Redeemable Preferred Stock issued in July 2003, which were redeemed by the Company in April 2012.

•	1,060,000 shares of 6% Series E Cumulative Convertible and Redeemable Preferred Stock issued in September 2003, which were eliminated from our certificate of incorporation in November 2010.

•	7,000,000 shares of 7 5/8% Series F Cumulative Redeemable Preferred Stock issued in September 2004, which were redeemed by the Company in April 2012.

•	2,100,000 shares of 7.5% Series G Cumulative Convertible Preferred Stock issued in December 2006, which were eliminated from our certificate of incorporation in November 2010.

•	349,854 shares of 6% Series H Cumulative Convertible and Redeemable Preferred Stock issued in December 2010.

•	14,375,000 shares of 6.50% Series I Cumulative Convertible Perpetual Preferred Stock issued in March 2011.

GENERAL DESCRIPTION OF THE OFFERED SECURITIES

We may offer under this prospectus one or more of the following categories of our securities:

•	debt securities, in one or more series;

•	shares of our common stock, par value $1.00 per share;

•	shares of our preferred stock, par value $1.00 per share, in one or more series;

•	depositary shares, representing interests in our preferred stock, in one or more series;

•	warrants to purchase any of the foregoing securities; and

•	units consisting of any combination of the foregoing securities.

The terms of any specific offering of securities, including the terms of any units offered, will be set forth in a prospectus supplement or any free writing prospectus relating to such offering.

Our certificate of incorporation authorizes us to issue 400,000,000 shares of common stock and 50,000,000 shares of preferred stock. Of our preferred stock:

•	13,000 shares have been designated as Junior Participating Preferred Stock, Series A;

•	4,000,000 shares have been designated as 7 7/8% Series D Cumulative Redeemable Preferred Stock;

•	7,000,000 shares have been designated as 7 5/8% Series F Cumulative Redeemable Preferred Stock;

•	349,854 shares have been designated as 6% Series H Cumulative Convertible and Redeemable Preferred Stock;

•	14,375,000 shares have been designated as 6.50% Series I Cumulative Convertible Perpetual Preferred Stock; and

•	11,500,000 shares have been designated as 6.50% Series J Cumulative Redeemable Preferred Stock.

As of April 30, 2012, we had outstanding 213,818,411 shares of common stock, 349,854 shares of Series H Preferred Stock, 14,375,000 shares of Series I Preferred Stock and 11,500,000 shares of Series J Preferred Stock. All of the outstanding shares of Series D Preferred Stock and Series F Preferred Stock were redeemed by the Company in April 2012.

Our common stock is listed on the New York Stock Exchange under the symbol “HCN.” We intend to apply to list any additional shares of common stock that are issued and sold hereunder. Our Series I Preferred Stock and Series J Preferred Stock are listed on the New York Stock Exchange under the symbols “HCN PrI” and “HCN PrJ,” respectively. We may apply to list shares of any series of preferred stock or any depositary shares which are offered and sold hereunder, as described in the applicable prospectus supplement or any free writing prospectus relating to such preferred stock or depositary shares.

For a discussion of the taxation of the Company and the material federal tax consequences to you as a holder of our common stock and debt securities offered under this prospectus, see “Item 1 — Business — Taxation —Federal Income Tax Considerations” included in our most recent Annual Report on Form 10-K. The applicable prospectus supplement or any free writing prospectus delivered with this prospectus will provide any necessary information about additional federal income tax considerations, if any, related to the particular securities being offered.

DESCRIPTION OF DEBT SECURITIES

The debt securities sold under this prospectus will be our direct obligations, which may be secured or unsecured, and which may be senior or subordinated indebtedness. The debt securities may be guaranteed on a secured or unsecured, senior or subordinated basis, by one or more of our subsidiaries. The debt securities will be issued under one or more indentures between us and a specified trustee. Any indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. The statements made in this prospectus relating to any indentures and the debt securities to be issued under the indentures are summaries of certain provisions or anticipated provisions of the indentures.

The following is a summary of the material terms of our debt securities. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read the indenture, dated as of March 15, 2010, between us and The Bank of New York Mellon Trust, N.A., as trustee (the “senior debt indenture”), for senior debt securities and the forms of indentures for senior subordinated and junior subordinated debt securities which we have filed as exhibits to the registration statement of which this prospectus is a part. We will file any final indentures for senior subordinated and junior subordinated debt securities and supplemental indentures for senior debt securities or senior subordinated or junior subordinated debt securities if we issue debt securities of this type. See “Where You Can Find Additional Information.” This summary is also subject to and qualified by reference to the descriptions of the particular terms of the securities described in the applicable prospectus supplement and any related free writing prospectus.

General

We may issue debt securities that rank “senior,” “senior subordinated” or “junior subordinated.” The debt securities that we refer to as “senior” will be our direct obligations and will rank equally and ratably in right of payment with our other indebtedness not subordinated. We may issue debt securities that will be subordinated in right of payment to the prior payment in full of senior debt, as defined in the applicable prospectus supplement or any related free writing prospectus, and may rank equally and ratably with the other senior subordinated indebtedness. We refer to these as “senior subordinated” securities. We may also issue debt securities that may be subordinated in right of payment to the senior subordinated securities. These would be “junior subordinated” securities. We have filed with the registration statement, of which this prospectus is a part, the senior debt indenture and two separate forms of indenture, one for the senior subordinated securities and one for the junior subordinated securities. We refer to each of these three indentures as an “indenture.” We refer to senior subordinated and junior subordinated securities as “subordinated.”

We may issue the debt securities without limit as to aggregate principal amount, in one or more series, in each case as we establish in one or more supplemental indentures. We need not issue all debt securities of one series at the same time. Unless we otherwise provide, we may reopen a series, without the consent of the holders of the series, for issuances of additional securities of that series.

The senior debt indenture provides and we anticipate that any other indenture will provide that we may, but need not, designate more than one trustee under an indenture, each with respect to one or more series of debt securities. Any trustee under any indenture may resign or be removed with respect to one or more series of debt securities, and we may appoint a successor trustee to act with respect to that series. The applicable prospectus supplement and any related free writing prospectus will describe the specific terms relating to the series of debt securities we will offer, including, where applicable, the following:

•	the title and series designation and whether they are senior securities, senior subordinated securities or subordinated securities;

•	the aggregate principal amount of the securities;

•

the percentage of the principal amount at which we will issue the debt securities and, if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon maturity of the debt securities;

•	if convertible, the securities into which they are convertible, the initial conversion price, the conversion period and any other terms governing such conversion;

•	the stated maturity date;

•	any fixed or variable interest rate or rates per annum;

•

if other than at the corporate trust office of the trustee, the place where principal, premium, if any, and interest will be payable and where the debt securities can be surrendered for transfer, exchange or conversion;

•	the date from which interest may accrue and any interest payment dates;

•	any sinking fund requirements;

•	any provisions for redemption, including the redemption price and any remarketing arrangements;

•	any provisions for denomination or payment of the securities in a foreign currency or units of two or more foreign currencies;

•	the events of default and covenants of such securities, to the extent different from or in addition to those described in this prospectus;

•	whether we will issue the debt securities in certificated or book-entry form;

•

whether the debt securities will be in registered or bearer form and, if in registered form, the denominations if other than in even multiples of $1,000 and, if in bearer form, the denominations and terms and conditions relating thereto;

•

whether we will issue any of the debt securities in permanent global form and, if so, the terms and conditions, if any, upon which interests in the global security may be exchanged, in whole or in part, for the individual debt securities represented by the global security;

•	the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or any prospectus supplement;

•

any provisions for payment of additional amounts on the securities in respect of any tax, assessment or governmental charge and rights for us to redeem the debt securities instead of making this payment;

•	the subordination provisions, if any, relating to the debt securities;

•	if the debt securities are to be issued upon the exercise of debt warrants, the time, manner and place for them to be authenticated and delivered;

•	whether any of our subsidiaries will be bound by the terms of the indenture, in particular any restrictive covenants;

•	the provisions relating to any security provided for the debt securities; and

•	the provisions relating to any guarantee of the debt securities.

We may issue debt securities at less than the principal amount payable at maturity. We refer to these securities as “original issue discount” securities. If material or applicable, we will describe in the applicable prospectus supplement special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities.

Except as may be described in any prospectus supplement, an indenture will not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. You should review carefully the applicable prospectus supplement for information with respect to events of default and covenants applicable to the securities being offered.

Denominations, Interest, Registration and Transfer

Unless otherwise described in the applicable prospectus supplement, we will issue the debt securities of any series that are registered securities in denominations that are even multiples of $1,000, other than global securities, which may be of any denomination.

Unless otherwise specified in the applicable prospectus supplement, we will pay the interest, principal and any premium at the corporate trust office of the trustee, such other address as the trustee may designate from time to time by notice to the holders and the Company or the principal corporate trust office of any successor trustee. At our option, however, we may make payment of interest by check mailed to the address of the person entitled to the payment as it appears in the applicable register or by wire transfer of funds to that person at an account maintained within the United States.

If we do not punctually pay or otherwise provide for interest on any interest payment date, the defaulted interest will be paid either:

•	to the person in whose name the debt security is registered at the close of business on a special record date the trustee will fix; or

•	in any other lawful manner, all as the applicable indenture describes.

You may have your debt securities divided into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. We call this an “exchange.” You may exchange or transfer debt securities at the office of the applicable trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves.

The entity performing the role of maintaining the list of registered holders is called the “registrar.” It will also perform transfers. You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The registrar will make the transfer or exchange only if it is satisfied with your proof of ownership.

Merger, Consolidation or Sale of Assets

Under an indenture, we are or generally will be permitted to consolidate or merge with another company. In addition, we are or will be permitted to sell substantially all of our assets to another company, or to buy substantially all of the assets of another company. However, we may not take any of these actions unless the following conditions are met:

•

if we merge out of existence or sell our assets, the other company must be an entity organized under the laws of one of the states of the United States or the District of Columbia or under United States federal law and must agree to be legally responsible for our debt securities; and

•

immediately after the merger, sale of assets or other transaction, we may not be in default on the debt securities. A default for this purpose would include any event that would be an event of default if the requirements regarding notice of default or continuing default for a specific period of time were disregarded.

Certain Covenants

Existence.    Except as permitted and described above under “— Merger, Consolidation or Sale of Assets,” we will agree to do all things necessary to preserve and keep our existence, rights and franchises, provided that it is in our best interests for the conduct of business.

Provisions of Financial Information.    To the extent permitted by law, we will agree to file all annual, quarterly and other reports and financial statements with the SEC and the trustee on or before the applicable SEC filing dates whether or not we remain required to do so under the Exchange Act.

Additional Covenants.    Any additional or different covenants or modifications to the foregoing covenants with respect to any series of debt securities will be described in the applicable prospectus supplement.

Events of Default and Related Matters

Events of Default.    The term “event of default” for any series of debt securities means any of the following:

•	We do not pay the principal or any premium on a debt security of that series within 30 days after its maturity date.

•	We do not pay interest on a debt security of that series within 30 days after its due date.

•	We do not deposit any sinking fund payment for that series within 30 days after its due date.

•

We remain in breach of any other term of the applicable indenture (other than a term added to the indenture solely for the benefit of another series) for 60 days after we receive a written notice of default from the trustee or holders of at least a majority in principal amount of debt securities of the affected series specifying the breach and requiring it to be remedied.

•

We default under any of our other indebtedness in specified amounts after the expiration of any applicable grace period, which default results in the acceleration of the maturity of such indebtedness. Such default is not an event of default if the other indebtedness is discharged, or the acceleration is rescinded or annulled, within a period of 10 days after we receive a written notice from the trustee or holders of at least a majority in principal amount of debt securities of the affected series specifying the default and requiring that we discharge the other indebtedness or cause the acceleration to be rescinded or annulled.

•

We or one of our “significant subsidiaries,” if any, files for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur. The term “significant subsidiary” means each of our significant subsidiaries, if any, as defined in Regulation S-X under the Securities Act of 1933 (the “Securities Act”).

•	Any other event of default described in the applicable prospectus supplement occurs.

Remedies if an Event of Default Occurs.    If an event of default has occurred and has not been cured, the trustee or the holders of at least a majority in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. At any time after the trustee or the holders have accelerated any series of debt securities, but before a judgment or decree for payment of the money due has been obtained, the holders of at least a majority in principal amount of the debt securities of the affected series may, under certain circumstances, rescind and annul such acceleration.

The trustee will be required to give notice to the holders of debt securities within 90 days after a default under the applicable indenture unless the default has been cured or waived. The trustee may withhold notice to the holders of any series of debt securities of any default with respect to that series, except a default in the payment of the principal of or interest on any debt security of that series, if specified responsible officers of the trustee in good faith determine that withholding the notice is in the interest of the holders.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. We refer to this as an “indemnity.” If reasonable indemnity satisfactory to it is provided, the holders of a majority in principal amount of the outstanding securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the applicable indenture, subject to certain limitations.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	you must give the trustee written notice that an event of default has occurred and remains uncured;

•

the holders of at least a majority in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action; and

•	the trustee must have not taken action for 60 days after receipt of the notice and offer of indemnity.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your security after its due date.

Every year we will furnish to the trustee a written statement by certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture, or else specifying any default.

Modification of an Indenture

There are three types of changes we can make to the indentures and the debt securities:

Changes Requiring Your Approval.    First, there are changes we cannot make to your debt securities without your specific approval. The following is a list of those types of changes:

•	change the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change the currency of payment on a debt security;

•	impair your right to sue for payment;

•	modify the subordination provisions, if any, in a manner that is adverse to you;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend an indenture or to waive compliance with certain provisions of an indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive past defaults or change certain provisions of the indenture relating to waivers of default; or

•	waive a default or event of default in the payment of principal, interest, or premium, if any, on the debt securities.

Changes Requiring A Majority Vote.    The second type of change is the kind that requires the vote of holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not materially adversely affect holders of the debt securities. We require the same vote to obtain a waiver of a past default; however, we cannot obtain a waiver of a payment default or any other aspect of an indenture or the debt securities listed in the first category described above under “— Changes Requiring Your Approval” unless we obtain your individual consent to the waiver.

Changes Not Requiring Approval.    The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not materially adversely affect holders of the debt securities.

Further Details Concerning Voting.    Debt securities are not considered outstanding, and therefore the holders of debt securities are not eligible to vote on matters relating thereto, if we have deposited or set aside in trust for such holders money for payment or redemption of debt securities or if we or one of our affiliates own the debt securities. The holders of debt securities are also not eligible to vote if the debt securities have been fully defeased as described below under “— Discharge, Defeasance and Covenant Defeasance — Full Defeasance.”

Discharge, Defeasance and Covenant Defeasance

Discharge.    We may discharge some obligations to holders of any series of debt securities that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by irrevocably depositing with the trustee, in trust, funds in the applicable currency in an amount sufficient to pay the debt securities, including any premium and interest.

Full Defeasance.    We can, under particular circumstances, effect a full defeasance of your series of debt securities. By this we mean we can legally release ourselves from any payment or other obligations on the debt securities if, among other things, we put in place the arrangements described below to repay you and deliver certain certificates and opinions to the trustee:

•

we must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money or U.S. government or U.S. government agency notes or bonds or, in some circumstances, depositary receipts representing these notes or bonds, that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates;

•

under current federal income tax law, the deposit and our legal release from the debt securities would be treated as though we redeemed your debt securities in exchange for your share of the cash and notes or bonds deposited in trust. This treatment would result in sale or exchange treatment of your notes, which would cause you to recognize gain or loss equal to the amount described in “Item 1 — Business —Taxation — U.S. Federal Income Tax Considerations — U.S. Federal Income and Estate Taxation of Holders of Our Debt Securities — U.S. Holders — Sale, Exchange or Other Disposition of Notes” included in our most recent Annual Report on Form 10-K; and

•	we must deliver to the trustee a legal opinion confirming the tax law change described above.

If we did accomplish full defeasance, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. You would also be released from any subordination provisions.

Covenant Defeasance.    We can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the securities and you would be released from any subordination provisions.

If we did accomplish covenant defeasance, the following provisions of an indenture and the debt securities would no longer apply:

•	any covenants applicable to the series of debt securities and described in the applicable prospectus supplement;

•	any subordination provisions; and

•	certain events of default relating to breach of covenants and acceleration of the maturity of other debt set forth in any prospectus supplement.

If we did accomplish covenant defeasance, you could still look to us for repayment of the debt securities if a shortfall in the trust deposit occurred. If one of the remaining events of default occurred, for example, our bankruptcy, and the debt securities became immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Subordination

We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which any series of senior subordinated securities or junior subordinated securities is subordinated to debt securities of another series or to our other indebtedness. The terms will include a description of:

•	the indebtedness ranking senior to the debt securities being offered;

•	the restrictions, if any, on payments to the holders of the debt securities being offered while a default with respect to the senior indebtedness is continuing;

•	the restrictions, if any, on payments to the holders of the debt securities being offered following an event of default; and

•	provisions requiring holders of the debt securities being offered to remit some payments to holders of senior indebtedness.

Guarantees

Our payment obligations under any series of our debt securities may be guaranteed by some or all of our subsidiaries. The guarantees may be secured or unsecured and may be senior or subordinated obligations. The guarantors will be identified and the terms of the guarantees will be described in the applicable prospectus supplement.

Global Securities

If so set forth in the applicable prospectus supplement, we may issue the debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with a depositary identified in the prospectus supplement. We may issue global securities in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to any series of debt securities will be described in the prospectus supplement.

DESCRIPTION OF OUR COMMON STOCK

The following is a summary of certain terms of our common stock. Because this summary is not complete, you should refer to our certificate of incorporation and by-laws, which documents provide additional information regarding our common stock. See also “Description of Certain Provisions of Our Certificate of Incorporation and

By-Laws” below. Copies of our certificate of incorporation and by-laws, as amended, are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. This summary is also subject to and qualified by reference to the description of the particular terms of the securities described in the applicable prospectus supplement or any related free writing prospectus.

Common stockholders are entitled to receive dividends when declared by the board of directors and after payment of, or provision for, full cumulative dividends on and any required redemptions of shares of preferred stock then outstanding. Common stockholders have one vote per share, and there are no cumulative voting rights. If we are voluntarily or involuntarily liquidated or dissolved, common stockholders are to share ratably in our distributable assets remaining after the satisfaction of all of our debts and liabilities and the preferred stockholders’ prior preferential rights. Common stockholders do not have preemptive rights. The common stock will be, when issued, fully paid and nonassessable. The common stock is subject to restrictions on transfer under certain circumstances described under “Restrictions on Transfer of Securities” below. The transfer agent for our common stock is Computershare Shareowner Services LLC.

The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock which are outstanding or which we may designate and issue in the future. See “Description of Our Preferred Stock” below.

DESCRIPTION OF OUR PREFERRED STOCK

The following is a summary description of the material terms of our shares of preferred stock. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our certificate of incorporation and by-laws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. This summary is also subject to and qualified by reference to the description of the particular terms of the securities described in the applicable prospectus supplement or any related free writing prospectus.

General

Our board of directors or a duly authorized committee thereof will determine the designations, preferences, limitations and relative rights of our authorized and unissued preferred stock. These may include:

•	the distinctive designation of each series and the number of shares that will constitute the series;

•	the voting rights, if any, of shares of the series;

•

the distribution rate on the shares of the series, any restriction, limitation or condition upon the payment of the distribution, whether distributions will be cumulative, and the dates on which distributions are payable;

•	if the shares are redeemable, the prices at which, and the terms and conditions on which, the shares of the series may be redeemed;

•	the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of the series;

•	any preferential amount payable upon shares of the series upon our liquidation or the distribution of our assets;

•	if the shares are convertible, the price or rates of conversion at which, and the terms and conditions on which, the shares of the series may be converted into other securities; and

•	whether the series can be exchanged, at our option, into debt securities, and the terms and conditions of any permitted exchange.

The issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could discourage an unsolicited acquisition proposal. In addition, the rights of holders of shares of our common stock will be subject to, and may be adversely affected by, the rights of holders of any shares of preferred stock that we may issue in the future.

The following describes some general terms and provisions of the preferred stock to which a prospectus supplement or a related free writing prospectus may relate. The statements below describing the preferred stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our certificate of incorporation, including any applicable certificate of designation, and our by-laws.

The prospectus supplement or any related free writing prospectus will describe the specific terms as to each issuance of shares of preferred stock, including:

•	the description of the preferred stock;

•	the number of shares of preferred stock offered;

•	the offering price of the shares of preferred stock;

•	the distribution rate, when distributions will be paid, or the method of determining the distribution rate if it is based on a formula or not otherwise fixed;

•	the date from which distributions on the shares of preferred stock shall accumulate;

•	the voting rights, if any, of the holders of the shares of preferred stock;

•	the provisions for any auctioning or remarketing, if any, of the shares of preferred stock;

•	the provision, if any, for redemption or a sinking fund;

•	the liquidation preference per share;

•	any listing of the shares of preferred stock on a securities exchange;

•

whether the shares of preferred stock will be convertible and, if so, the security into which they are convertible and the terms and conditions of conversion, including the conversion price or the manner of determining it;

•	whether interests in the shares of preferred stock will be represented by depositary shares as more fully described below under “Description of Depositary Shares;”

•	a discussion of federal income tax considerations;

•	the relative ranking and preferences of the shares of preferred stock as to distribution and liquidation rights;

•	any limitations on issuance of any shares of preferred stock ranking senior to or on a parity with the series of preferred stock being offered as to distribution and liquidation rights;

•	any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a real estate investment trust; and

•	any other specific terms, preferences, rights, limitations or restrictions of the shares of preferred stock.

As described under “Description of Depositary Shares,” we may, at our option, elect to offer depositary shares evidenced by depositary receipts. If we elect to do this, each depositary receipt will represent a fractional interest in a share of the particular series of preferred stock issued and deposited with a depositary. The applicable prospectus supplement will specify that fractional interest.

The shares of preferred stock are subject to restrictions on transfer under certain circumstances described under “Restrictions on Transfer of Securities” below.

Rank

Unless our board of directors otherwise determines and we so specify in the applicable prospectus supplement, we expect that the shares of preferred stock will, with respect to distribution rights and rights upon liquidation or dissolution, rank senior to all of our shares of common stock.

Distributions

Holders of shares of preferred stock of each series will be entitled to receive cash and/or share distributions at the rates and on the dates shown in the applicable prospectus supplement. Even though the shares of preferred stock may specify a fixed rate of distribution, our board of directors must authorize and declare those distributions and they may be paid only out of assets legally available for payment. We will pay each distribution to holders of record as they appear on our share transfer books on the record dates fixed by our board of directors. In the case of shares of preferred stock represented by depositary receipts, the records of the depositary referred to under “Description of Depositary Shares” will determine the persons to whom dividends are payable.

Distributions on any series of preferred stock may be cumulative or noncumulative, as provided in the applicable prospectus supplement. We refer to each particular series, for ease of reference, as the applicable series. Cumulative distributions will be cumulative from and after the date shown in the applicable prospectus supplement. If our board of directors fails to authorize a distribution on any applicable series that is noncumulative, the holders will have no right to receive, and we will have no obligation to pay, a distribution in respect of the applicable distribution period, whether or not distributions on that series are declared payable in the future. If the applicable series is entitled to a cumulative distribution, we may not declare, or pay or set aside for payment, any full distributions on any other series of preferred stock ranking, as to distributions, on a parity with or junior to the applicable series, unless we declare, and either pay or set aside for payment, full cumulative distributions on the applicable series for all past distribution periods and the then current distribution period. If the applicable series does not have a cumulative distribution, we must declare, and pay or set aside for payment, full distributions for the then current distribution period only. When distributions are not paid, or set aside for payment, in full upon any applicable series and the shares of any other series ranking on a parity as to distributions with the applicable series, we must declare, and pay or set aside for payment, all distributions upon the applicable series and any other parity series proportionately, in accordance with accrued and unpaid distributions of the several series. For these purposes, accrued and unpaid distributions do not include unpaid distribution periods on noncumulative preferred stock. No interest will be payable in respect of any distribution payment that may be in arrears.

Except as provided in the immediately preceding paragraph, unless we declare, and pay or set aside for payment, full cumulative distributions, including for the then current period, on any cumulative applicable series, we may not declare, or pay or set aside for payment, any distributions upon shares of common stock or any other equity securities ranking junior to or on a parity with the applicable series as to distributions or upon liquidation. The foregoing restriction does not apply to distributions paid in shares of common stock or other equity securities ranking junior to the applicable series as to distributions and upon liquidation. If the applicable series is noncumulative, we need only declare, and pay or set aside for payment, the distribution for the then current period, before declaring distributions on shares of common stock or junior or parity securities. In addition, under the circumstances that we could not declare a distribution, we may not redeem, purchase or otherwise acquire for any consideration any shares of common stock or other parity or junior equity securities, except upon conversion into or exchange for shares of common stock or other junior equity securities. We may, however, make purchases and redemptions otherwise prohibited pursuant to certain redemptions or pro rata offers to purchase the outstanding shares of the applicable series and any other parity series of preferred stock.

We will credit any distribution payment made on an applicable series first against the earliest accrued but unpaid distribution due with respect to the series.

Redemption

We may have the right or may be required to redeem one or more series of preferred stock, as a whole or in part, in each case upon the terms, if any, and at the times and at the redemption prices shown in the applicable prospectus supplement.

If a series of preferred stock is subject to mandatory redemption, we will specify in the applicable prospectus supplement the number of shares we are required to redeem, when those redemptions start, the redemption price, and any other terms and conditions affecting the redemption. The redemption price will include all accrued and unpaid distributions, except in the case of noncumulative preferred stock. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement.

If the redemption price for shares of preferred stock of any series is payable only from the net proceeds of our issuance of shares of capital stock, the terms of the preferred stock may provide that, if no shares of such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the shares of preferred stock will automatically and mandatorily be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the applicable prospectus supplement.

Liquidation Preference

The applicable prospectus supplement will show the liquidation preference of the applicable series. Upon our voluntary or involuntary liquidation, before any distribution may be made to the holders of our shares of common stock or any other shares of capital stock ranking junior in the distribution of assets upon any liquidation to the applicable series, the holders of that series will be entitled to receive, out of our assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference, plus an amount equal to all distributions accrued and unpaid. In the case of a noncumulative applicable series, accrued and unpaid distributions include only the then current distribution period. Unless otherwise provided in the applicable prospectus supplement, after payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of preferred stock will have no right or claim to any of our remaining assets. If liquidating distributions shall have been made in full to all holders of shares of preferred stock, our remaining assets will be distributed among the holders of any other shares of capital stock ranking junior to the shares of preferred stock upon liquidation, according to their rights and preferences and in each case according to their number of shares.

If, upon any voluntary or involuntary liquidation, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of that series and the corresponding amounts payable on all shares of capital stock ranking on a parity in the distribution of assets with that series, then the holders of that series and all other equally ranking shares of capital stock shall share ratably in the distribution in proportion to the full liquidating distributions to which they would otherwise be entitled. For these purposes, our consolidation or merger with or into any other corporation or other entity, or the sale, lease or conveyance of all or substantially all of our property or business, shall not be deemed to constitute a liquidation.

Voting Rights

Holders of the shares of preferred stock will not have any voting rights, except as described below or as otherwise from time to time required by law or as specified in the applicable prospectus supplement. As more fully described under “Description of Depositary Shares” below, if we elect to issue depositary shares, each representing a fraction of a share of a series of preferred stock, each holder thereof will in effect be entitled to a fraction of a vote per depositary share.

Unless otherwise provided for in an applicable series, so long as any shares of preferred stock are outstanding, we may not, without the affirmative vote or consent of the holders of a majority of the shares (or such greater vote or consent as is required by the then current rules of any stock exchange or trading market on which we shall have listed the applicable series of preferred stock for trading or as otherwise provided in our organizational documents) of each series of preferred stock outstanding at that time:

•

authorize, create or increase the authorized or issued amount of any class or series of shares of capital stock ranking senior to that series of preferred stock with respect to distribution and liquidation rights;

•	reclassify any authorized shares of capital stock into a series of shares of capital stock ranking senior to that series of preferred stock with respect to distribution and liquidation rights;

•

create, authorize or issue any security or obligation convertible into or evidencing the right to purchase any shares of capital stock ranking senior to that series of preferred stock with respect to distribution and liquidation rights; and

•	amend, alter or repeal the provisions of our certificate of incorporation relating to that series of preferred stock that materially and adversely affects the series of preferred stock.

The authorization, creation or increase of the authorized or issued amount of any class or series of shares of capital stock ranking on parity with or junior to a series of preferred stock with respect to distribution and liquidation rights will not be deemed to materially and adversely affect that series.

Conversion Rights

We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which you may, or we may require you to, convert shares of any series of preferred stock into shares of common stock or any other class or series of shares of capital stock. The terms will include the number of shares of common stock or other capital stock into which the shares of preferred stock are convertible, the conversion price or manner of determining it, the conversion period, provisions as to whether conversion will be at the option of the holders of the series or at our option, the events requiring an adjustment of the conversion price, and provisions affecting conversion upon the redemption of shares of the series.

Our Exchange Rights

We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which we can require you to exchange shares of any series of preferred stock for debt securities. If an exchange is required, you will receive debt securities with a principal amount equal to the liquidation preference of the applicable series of preferred stock. The other terms and provisions of the debt securities will not be materially less favorable to you than those of the series of preferred stock being exchanged.

DESCRIPTION OF DEPOSITARY SHARES

This section describes the general terms and provisions of shares of preferred stock represented by depositary shares. The applicable prospectus supplement and any related free writing prospectus will describe the specific terms of the depositary shares offered through that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

We have summarized in this section certain terms and provisions of the deposit agreement, the depositary shares and the receipts representing depositary shares. The summary is not complete. You should read the forms of deposit agreement and depositary receipt that we will file with the SEC at or before the time of the offering of the depositary shares for additional information before you buy any depositary shares.

General

We may, at our option, elect to offer fractional interests in shares of preferred stock, rather than shares of preferred stock. If we exercise this option, we will appoint a depositary to issue depositary receipts representing those fractional interests. Shares of preferred stock of each series represented by depositary shares will be deposited under a separate deposit agreement between us and the depositary. The prospectus supplement relating to a series of depositary shares will provide the name and address of the depositary. Subject to the terms of the applicable deposit agreement, each owner of depositary shares will be entitled to all of the dividend, voting, conversion, redemption, liquidation and other rights and preferences of the shares of preferred stock represented by those depositary shares.

Depositary receipts issued pursuant to the applicable deposit agreement will evidence ownership of depositary shares. Upon surrender of depositary receipts at the office of the depositary, and upon payment of the charges provided in and subject to the terms of the deposit agreement, a holder of depositary shares will be entitled to receive the shares of preferred stock underlying the surrendered depositary receipts.

Distributions

A depositary will be required to distribute all dividends or other cash distributions received in respect of the applicable shares of preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of depositary receipts owned by the holders. Fractions will be rounded down to the nearest whole cent.

If the distribution is other than in cash, a depositary will be required to distribute property received by it to the record holders of depositary receipts entitled thereto, unless the depositary determines that it is not feasible to make the distribution. In that case, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of depositary shares.

Depositary shares that represent shares of preferred stock converted or exchanged will not be entitled to distributions. The deposit agreement also will contain provisions relating to the manner in which any subscription or similar rights we offer to holders of shares of preferred stock will be made available to holders of depositary shares. All distributions will be subject to obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.

Withdrawal of Shares of Preferred Stock

You may receive the number of whole shares of your series of preferred stock and any money or other property represented by your depositary receipts after surrendering your depositary receipts at the corporate trust office of the depositary. Partial shares of preferred stock will not be issued. If the depositary shares that you surrender exceed the number of depositary shares that represent the number of whole shares of preferred stock you wish to withdraw, then the depositary will deliver to you at the same time a new depositary receipt evidencing the excess number of depositary shares. Once you have withdrawn your shares of preferred stock, you will not be entitled to re-deposit those shares of preferred stock under the deposit agreement in order to receive depositary shares. We do not expect that there will be any public trading market for withdrawn shares of preferred stock.

Redemption of Depositary Shares

If we redeem a series of the preferred stock underlying the depositary shares, the depositary will redeem those shares from the proceeds it receives. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred stock. The redemption date for depositary shares will be the same as that of the preferred stock. If we are redeeming less than all of the depositary shares, the depositary will select the depositary shares we are redeeming by lot or pro rata as the depositary may determine.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed outstanding. All rights of the holders of the depositary shares and the related depositary receipts will cease at that time, except the right to receive the money or other property to which the holders of depositary shares were entitled upon redemption. Receipt of the money or other property is subject to surrender to the depositary of the depositary receipts evidencing the redeemed depositary shares.

Voting of the Underlying Shares of Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, a depositary will be required to mail the information contained in the notice of meeting to the record holders of the depositary shares representing such preferred stock. Each record holder of depositary receipts on the record date will be entitled to instruct the depositary as to how the holder’s depositary shares will be voted. The record date for the depositary shares will be the same as the record date for the preferred stock. The depositary will vote the shares as you instruct. We will agree to take all reasonable action that the depositary deems necessary in order to enable it to vote the preferred stock in that manner. If you do not instruct the depositary how to vote your shares, the depositary will abstain from voting those shares. The depositary will not be responsible for any failure to carry out any voting instruction, or for the manner or effect of any vote, as long as its action or inaction is in good faith and does not result from its negligence or willful misconduct.

Liquidation Preference

Upon our liquidation, whether voluntary or involuntary, each holder of depositary shares will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares, as described in the applicable prospectus supplement.

Conversion or Exchange of Shares of Preferred Stock

The depositary shares will not themselves be convertible into or exchangeable for shares of common stock or preferred stock or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement, the depositary receipts may be surrendered by holders to the applicable depositary with written instructions to it to instruct us to cause the conversion of the preferred stock represented by the depositary shares. Similarly, if so specified in the applicable prospectus supplement, we may require you to surrender all of your depositary receipts to the applicable depositary upon our requiring the conversion or exchange of the preferred stock represented by the depositary shares into our debt securities. We will agree that, upon receipt of the instruction and any amounts payable in connection with the conversion or exchange, we will cause the conversion or exchange using the same procedures as those provided for delivery of shares of preferred stock to effect the conversion or exchange. If you are converting only a part of the depositary shares, the depositary will issue you a new depositary receipt for any unconverted depositary shares.

Amendment and Termination of a Deposit Agreement

We and the applicable depositary are permitted to amend the provisions of the depositary receipts and the deposit agreement. However, the holders of at least a majority of the applicable depositary shares then outstanding (or such greater approval as is required by the then current rules of any stock exchange or trading market on which we shall have listed the applicable underlying series of preferred stock for trading or as otherwise provided in our organizational documents) must approve any amendment that adds or increases fees or charges or prejudices an important right of holders. Every holder of an outstanding depositary receipt at the time any amendment becomes effective, by continuing to hold the receipt, will be bound by the applicable deposit agreement, as amended.

Any deposit agreement may be terminated by us upon not less than 30 days’ prior written notice to the applicable depositary if (1) the termination is necessary to preserve our status as a REIT or (2) a majority of each series of preferred stock affected by the termination consents to the termination. When either event occurs, the depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by the depositary receipts, together with any other property held by the depositary with respect to the depositary receipts. In addition, a deposit agreement will automatically terminate if:

•	all depositary shares have been redeemed;

•

there shall have been a final distribution in respect of the related preferred stock in connection with our liquidation and the distribution has been made to the holders of depositary receipts evidencing the depositary shares underlying the preferred stock; or

•	each related share of preferred stock shall have been converted or exchanged into securities not represented by depositary shares.

Charges of a Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of a deposit agreement. In addition, we will pay the fees and expenses of a depositary in connection with the initial deposit of the preferred stock and any redemption of preferred stock. However, holders of depositary receipts will pay any transfer or other governmental charges and the fees and expenses of a depositary for any duties the holders request to be performed that are outside of those expressly provided for in the applicable deposit agreement.

Resignation and Removal of a Depositary

A depositary may resign at any time by providing us notice of its election to resign. In addition, we may at any time remove a depositary. Any resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. A depositary must be a bank or trust company that has its principal office in the United States and a combined capital and surplus of at least $50 million.

Miscellaneous

A depositary will be required to forward to holders of depositary receipts any reports and communications from us that it receives with respect to the related shares of preferred stock, including, without limitation, proxy solicitation materials. Holders of depository receipts will be able to inspect the transfer books of the depository and the list of holders of receipts upon reasonable notice. Neither we nor any depositary will be liable if either party is prevented from or delayed in performing its obligations under a deposit agreement by law or any circumstances beyond its control. Our obligations and those of the depositary under a deposit agreement will be limited to performing duties in good faith and without gross negligence or willful misconduct.

Neither we nor any depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or related shares of preferred stock unless satisfactory indemnity is furnished. We and each depositary will be permitted to rely on written advice of counsel or accountants, on information provided by persons presenting shares of preferred stock for deposit, by holders of depositary receipts, or by other persons believed in good faith to be competent to give the information, and on documents believed in good faith to be genuine and signed by a proper party.

If a depositary receives conflicting claims, requests or instructions from any holder of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on the claims, requests or instructions received from us.

DESCRIPTION OF WARRANTS

This section describes the general terms and provisions of the warrants. The applicable prospectus supplement and any related free writing prospectus will describe the specific terms of the warrants offered through that prospectus supplement and any general terms outlined in this section that will not apply to those warrants.

We have summarized in this section certain terms and provisions of the warrant agreement and the warrants. The summary is not complete. You should read the forms of warrant and warrant agreement that we will file with the SEC at or before the time of the offering of the applicable series of warrants for additional information before you buy any warrants.

We may issue, together with any other securities being offered or separately, warrants entitling the holder to purchase from or sell to us, or to receive from us the cash value of the right to purchase or sell, debt securities, preferred stock, depositary shares or common stock. We and a warrant agent will enter into a warrant agreement pursuant to which the warrants will be issued. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

In the case of each series of warrants, the applicable prospectus supplement and any related free writing prospectus will describe the terms of the warrants being offered thereby. These include the following, if applicable:

•	the offering price;

•	the number of warrants offered;

•	the securities underlying the warrants;

•	the exercise price, the procedures for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

•	the date on which the warrants will expire;

•	federal income tax consequences;

•	the rights, if any, we have to redeem the warrants;

•	the name of the warrant agent; and

•	the other terms of the warrants.

Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities underlying the warrants and will not be entitled to payments made to holders of those securities.

The warrant agreements may be amended or supplemented without the consent of the holders of the warrants to which the amendment or supplement applies to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants. However, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the applicable warrants then outstanding (or such greater approval as is required by the then current rules of any stock exchange or trading market on which we shall have listed the applicable underlying shares of capital stock for trading or as otherwise provided in our organizational documents) approve the amendment. Every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the applicable warrant agreement, as amended. The prospectus supplement applicable to a particular series of warrants may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price, and the expiration date, may not be altered without the consent of the holder of each warrant.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement and any related free writing prospectus will describe:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	any special federal income tax considerations applicable to the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

RESTRICTIONS ON TRANSFER OF SECURITIES

For us to qualify as a real estate investment trust, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of our taxable year. In order to ensure that this requirement is satisfied, our by-laws (with respect to our common stock and preferred stock) and our certificates of designation (for our preferred stock) provide that no person may acquire securities that would result in the direct or indirect beneficial ownership of more than 9.8% of our common stock or more than 9.8% in value of our outstanding capital stock by such person. For purposes of application of such limitations to any person, all options, warrants, convertible securities or other rights to acquire our capital stock held directly or indirectly by such person will be treated as if all such rights had been exercised. If any securities in excess of this limit are issued or transferred to any person, such issuance or transfer shall be valid only with respect to such amount of securities as does not exceed this limit, and such issuance or transfer will be void with respect to the excess. The board of directors may grant limited exemptions from the ownership restrictions set forth in the by-laws to specified persons if the board determines that each such limited exemption is in the best interests of us and our stockholders.

Our by-laws and certificates of designation further provide that, if the foregoing stock ownership limitations are determined to be invalid by virtue of any legal decision, statute, rule or regulation, then the transferee of the shares or other securities will be deemed to have acted as our agent in acquiring the shares or other securities that are in excess of the limit, and will be deemed to hold such excess shares or securities on our behalf. As the equivalent of treasury securities for such purposes, the excess securities will not be entitled to any voting rights, will not be considered to be outstanding for quorum or voting purposes, and will not be entitled to receive dividends, interest or any other distribution with respect to such securities. Any person who receives dividends, interest or any other distribution in respect of the excess securities will hold the same as our agent and for the transferee of the excess securities following a permitted transfer.

In addition, under our by-laws and certificates of designation, we may refuse to transfer any shares, passing either by voluntary transfer, by operation of law, or under the last will and testament of any stockholder, if such transfer would or might, in the opinion of our board of directors or counsel, disqualify us as a real estate investment trust.

DESCRIPTION OF CERTAIN PROVISIONS OF OUR CERTIFICATE OF

INCORPORATION AND BY-LAWS

Anti-Takeover Provisions

Our certificate of incorporation and by-laws contain provisions that may have the effect of discouraging persons from acquiring large blocks of our stock or delaying or preventing a change in our control. The material provisions that may have such an effect are:

•	A provision permitting our board of directors to make, amend or repeal our by-laws.

•

Authorization for our board of directors to issue preferred stock in series and to fix the rights and preferences of the series, including, among other things, whether and to what extent the shares of any series will have voting rights and the extent of the preferences of the shares of any series with respect to dividends and other matters (see “Description of Our Preferred Stock” above).

•	A prohibition on stockholders taking action by written consent in lieu of a meeting.

•	Advance notice procedures with respect to nominations of directors by stockholders and proposals by stockholders of business at an annual meeting.

•	The grant only to our board of directors of the right to call special meetings of stockholders.

•	Limitations on the number of shares of our capital stock that may be beneficially owned, directly or indirectly, by any one stockholder (see “Restrictions on Transfer of Securities” above).

•	Limitations on transactions that involve us and any stockholder who beneficially owns 5% or more of our voting stock (see “— Limitations on Transactions Involving Us and Our Stockholders” below).

•

A provision permitting amendment by the stockholders of certain of the provisions listed above only by an affirmative vote of the holders of at least three-quarters of all of the outstanding shares of our voting stock, voting together as a single class.

Limitations on Transactions Involving Us and Our Stockholders

Under our by-laws, in addition to any vote otherwise required by law, our certificate of incorporation or our by-laws, the following transactions will require the affirmative vote of the holders of at least 75% of the voting power of our then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class:

•	Our merger or consolidation with or into

•	any stockholder that owns 5% or more of our voting stock; or

•	any other corporation or entity which is, or after such merger or consolidation would be, an affiliate of a stockholder that owns 5% or more of our voting stock.

•

Any sale, lease, exchange, mortgage, pledge, transfer or other disposition of substantially all of our assets, in one transaction or a series of transactions, to or with any stockholder that owns 5% or more of our voting stock or an affiliate of any such stockholder.

•

Any reclassification of our securities, including any reverse stock split, or recapitalization or any other transaction that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of our equity securities that is directly or indirectly owned by any stockholder that owns 5% or more of our voting stock or any affiliate of such a stockholder, whether or not the transaction involves such a stockholder.

•	The adoption of any plan or proposal for our liquidation or dissolution proposed by or on behalf of a stockholder that owns 5% or more of our voting stock or any affiliate of such a stockholder.

These provisions will not apply to any of the transactions described above if:

•

We are at the time of the consummation of the transaction, and at all times throughout the preceding twelve months have been, directly or indirectly, the owner of a majority of each class of the outstanding equity securities of the 5% stockholder that is a party to the transaction; or

•	The transaction has been approved by a majority of the members of our board of directors who, at the time such approval is given, were not affiliates or nominees of the 5% stockholder; or

•	Both of the following conditions have been met:

•

the aggregate amount of the cash and the fair market value, as determined in good faith by our board of directors, of the consideration other than cash to be received per share by holders of our voting stock in such transaction shall be at least equal to the highest per share price paid by the 5% stockholder for any shares of voting stock acquired by it:

•	within the two-year period immediately prior to the first public announcement of the proposal of the transaction, or

•	in the transaction in which it became a 5% stockholder, whichever is higher; and

•

the consideration to be received by holders of a particular class of outstanding voting stock shall be in cash or in the same form as the 5% stockholder previously paid for shares of such voting stock. If the 5% stockholder paid for shares of any class of voting stock with varying forms of consideration, the form of consideration to be paid by the 5% stockholder for such class of voting stock shall be either cash or the form used to acquire the largest number of shares of such class of voting stock previously acquired by the stockholder.

The foregoing summary of certain provisions of our certificate of incorporation and by-laws does not purport to be complete or to give effect to provisions of statutory or common law. The foregoing summary is subject to, and qualified in its entirety by reference to, the provisions of applicable law and our certificate of incorporation and by-laws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

PLAN OF DISTRIBUTION

We may sell the securities:

•	through underwriters or dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

The applicable prospectus supplement and any related free writing prospectus will (1) describe the plan of distribution of the securities, (2) describe the terms of the offering and (3) name any managing underwriter or underwriters, underwriter, dealer or agent involved in the offer and sale of the securities.

We also may, from time to time, authorize underwriters and our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts, commissions or fees and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent, or both. The applicable prospectus supplement will disclose:

•	any underwriting compensation we pay to underwriters or agents in connection with the offering of securities; and

•	any discounts, concessions or commissions allowed by underwriters to participating dealers.

Under the Securities Act, underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters and any discounts, commissions and fees received by them and any profit realized by them on resale of the securities may be deemed to be underwriting compensation, discounts and commissions. We may agree to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, and to make contribution to them in connection with those liabilities.

If indicated in the applicable prospectus supplement, we may also offer and sell securities through one or more firms that will remarket the securities. These firms may act as principals for their own account or as our agents. These firms may be deemed to be underwriters in connection with the securities being remarketed. We may agree to indemnify these firms against liabilities, including liabilities under the Securities Act.

Upon the terms and conditions of the applicable prospectus supplement, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. Stabilizing transactions consist of various bids for or purchases of the securities made by the underwriters in the open market prior to the completion of the offering. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short covering transactions. The underwriters are not required to engage in these activities and may discontinue any of these activities at any time.

If indicated in the applicable prospectus supplement, we may authorize underwriters, agents or dealers to solicit offers by institutions to purchase securities at the offering price set forth in that prospectus supplement under delayed delivery contracts providing for payment and delivery on the dates stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of securities sold under contracts will be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval. Contracts will not be subject to any conditions except:

•

the purchase by an institution of the securities covered by its contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the institution is subject; and

•	if the securities are also being sold to underwriters, we will have sold to them the total principal amount of the securities less the principal amount of the securities covered by contracts.

Underwriters and agents will have no responsibility in respect of the delivery or performance of contracts.

Some of the underwriters and their affiliates may engage in transactions with or perform services for us in the ordinary course of business.

Direct sales to investors or our stockholders may be accomplished through subscription offerings or through stockholder purchase rights distributed to stockholders. In connection with subscription offerings or the distribution of stockholder purchase rights to stockholders, if all of the underlying securities are not subscribed for, we may sell any unsubscribed securities to third parties directly or through underwriters or agents. In addition, whether or not all of the underlying securities are subscribed for, we may concurrently offer additional securities to third parties directly or through underwriters or agents. If securities are to be sold through stockholder purchase rights, the stockholder purchase rights will be distributed as a dividend to the stockholders for which they will pay no separate consideration. The prospectus supplement with respect to the offer of securities under stockholder purchase rights will set forth the relevant terms of the stockholder purchase rights, including:

•	whether common stock, preferred stock or some other type of capital stock, or warrants for those securities, will be offered under the stockholder purchase rights;

•	the number of those securities or warrants that will be offered under the stockholder purchase rights;

•	the period during which and the price at which the stockholder purchase rights will be exercisable;

•	the number of stockholder purchase rights then outstanding;

•	any provisions for changes to or adjustments in the exercise price of the stockholder purchase rights; and

•	any other material terms of the stockholder purchase rights.

Underwriters and our agents may offer and sell the securities at:

•	fixed prices, which may be changed;

•	prices related to the prevailing market prices at the time of sale; or

•	negotiated prices.

LEGAL OPINIONS

Certain legal matters regarding the securities offered hereby will be passed upon for us by Shumaker, Loop & Kendrick, LLP, Toledo, Ohio. As of May 4, 2012, the attorneys of Shumaker, Loop & Kendrick, LLP participating in the preparation of this prospectus, the registration statement and the required legal opinions beneficially held, in the aggregate, approximately 1,688 shares of our common stock and 2,000 shares of our preferred stock. Arnold & Porter LLP will pass upon certain federal income tax matters relating to us. Any underwriters or agents will be represented by their own legal counsel.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of our internal control over financial reporting as of December 31, 2011, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance upon Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

£

    % Notes due 2034

PROSPECTUS SUPPLEMENT

Deutsche Bank

Barclays

The Royal Bank of Scotland

UBS Investment Bank

Wells Fargo Securities

                    , 2014